                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Policy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)


Filed By the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement             [ ] Confidential, for use
[ ] Definitive proxy statement                  of the Commission only (as
[ ] Definitive other materials                  permitted by Rule 14a-6(e)(2))
[ ] Soliciting material under Rule 14a-12

                              ELLETT BROTHERS, INC.

                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (check the appropriate box):

[ ] No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    1)  Title of each class of securities to which transaction applies:


    2)  Aggregate number of securities to which transaction applies:



    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):



    4)  Proposed maximum aggregate value of transaction:



    5)  Total fee paid:



[X] Fee paid previously with preliminary materials. ($991 paid with April 20, 2001 filing.)


[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                              ELLETT BROTHERS, INC.


                             _________________, 2001


To Our Shareholders:


         You are cordially invited to attend a special meeting of shareholders (referred to as the "special meeting") of Ellett Brothers, Inc. (referred to as "Ellett") to be held on Wednesday, _____________, 2001 at 10:00 a.m., local time, at 267 Columbia Avenue, Chapin, South Carolina.

         The purpose of the special meeting is to consider and vote upon a merger (referred to as the "merger") that, if approved and subsequently completed, will result in our unaffiliated shareholders receiving $3.20 in cash per share for their stock and Ellett becoming a privately-owned company. If approved by the shareholders, the merger would be accomplished under an Agreement and Plan of Merger (referred to as the "merger agreement" and attached as Appendix A to this Proxy Statement) that provides for Ellett Acquisition, Inc., a newly formed South Carolina corporation (referred to as "Acquisition Company"), to merge with and into Ellett. Ellett would be the surviving corporation in the merger. If the merger is completed, each outstanding share of Ellett common stock, no par value, other than shares held by Acquisition Company and shares held by dissenting shareholders, will be canceled and converted automatically into the right to receive $3.20 in cash, without interest.

         Acquisition Company is a wholly-owned subsidiary of Ellett Holding, Inc., a newly formed South Carolina corporation (referred to as "Holding Company"). If the merger is completed, Ellett will become a wholly-owned subsidiary of Holding Company. Holding Company is owned 76.7% by The Tuscarora Corporation (referred to as "Tuscarora Corporation"), 21.7% by EWG Investments, Inc. (referred to as "EWG Investments"), and 1.6% by Tuscarora Marketing Group, Inc. (referred to as "Tuscarora Marketing"). Tuscarora Corporation, EWG Investments and Tuscarora Marketing together are referred to as the "Tuscarora Group."

         Immediately prior to the merger, the Tuscarora Group will contribute to Holding Company all of the shares of Ellett common stock owned by the Tuscarora Group in exchange for common stock of Holding Company. Subsequently, but prior to the Effective Time, Holding Company shall contribute all of such shares of Ellett common stock to Acquisition Company.

         Robert D. Gorham, Jr., our Chairman of the Board, is the majority shareholder and a director of Tuscarora Corporation and is the sole shareholder of Tuscarora Marketing. E. Wayne Gibson, our Secretary and the Chairman of our Executive Committee, is the sole shareholder and President of EWG Investments. He is also the President, a director and a principal shareholder of Tuscarora Corporation, and the President and a director of Tuscarora Marketing. William H. Batchelor, one of our directors, is also a director of Tuscarora Corporation. It is anticipated that Joseph F. Murray, Jr., our President, Chief Executive Officer and a director, will remain the President, Chief Executive Officer and a director of Ellett after the consummation of the merger and will own in the future a yet to be determined percentage of the equity, or options to acquire equity, of Ellett.

         Because Messrs. Gorham, Gibson, Batchelor and Murray are subject to conflicts of interest in evaluating the merger, a special committee of Ellett's board of directors (referred to as the "special committee"), consisting of Charles V. Ricks and William H. Stanley, was organized to review, consider and evaluate the proposal of the Tuscarora Group to merge with Ellett. The special committee unanimously recommended to our board of directors that the merger be approved. In connection with its evaluation of the fairness to our unaffiliated shareholders of the merger, the special committee engaged Dixon Odom PLLC

(referred to as "Dixon Odom") to act as its financial advisor. Dixon Odom has rendered its written opinion that, as of March 7, 2001, based upon and subject to the assumptions, limitations and qualifications included in its opinion, the cash merger consideration of $3.20 per share to be received in the merger is fair, from a financial point of view, to our unaffiliated shareholders. Dixon Odom's written opinion, dated March 7, 2001, is attached as Appendix B to the accompanying proxy statement, and you should read it carefully.

         THE SPECIAL COMMITTEE AND OTHER MEMBERS OF ELLETT'S BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE UNAFFILIATED SHAREHOLDERS, AND THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MERGER.

         The affirmative vote of holders of a majority of the outstanding shares entitled to vote at the meeting is required to approve the merger. The Tuscarora Group owns 2,535,000 shares of Ellett common stock in the aggregate, or approximately 62.1% of the outstanding common stock of Ellett. The members of the Tuscarora Group have indicated to Ellett their intent to vote their respective shares in favor of the merger. Accordingly, if the members of the Tuscarora Group vote as they have indicated, the merger will be approved.


         The accompanying proxy statement provides you with a summary of the proposed merger and additional information about the parties involved and their interests. Please give all of this information your careful attention. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. A FAILURE TO VOTE WILL EFFECTIVELY COUNT AS A VOTE AGAINST THE MERGER. Accordingly, please promptly complete, sign and date the enclosed proxy card and return it in the envelope provided.



                                        /s/ Joseph F. Murray, Jr.

                                        Joseph F. Murray, Jr.
                                        President and Chief Executive Officer

                              ELLETT BROTHERS, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         TO BE HELD ______________, 2001



To Our Shareholders:


         Notice is hereby given that a special meeting of shareholders of Ellett Brothers, Inc. (referred to as "Ellett") will be held on Wednesday, _________________, 2001 at 10:00 a.m., local time, at Ellett's offices at 267
Columbia Avenue, Chapin, South Carolina, for the following purposes:


         (1) To consider and vote on a proposal to adopt and approve an Agreement and Plan of Merger, dated as of April 12, 2001, under which Ellett Acquisition, Inc., a newly formed company, will merge with and into Ellett, and each Ellett shareholder (other than Ellett Acquisition and dissenting shareholders) will become entitled to receive $3.20 in cash for each outstanding share of Ellett's common stock. A copy of Agreement and Plan of Merger is attached to the accompanying proxy statement as Appendix A and is described in the accompanying proxy statement.

         (2) To consider and act upon such other matters as may properly come before the special meeting or any adjournment or adjournments thereof.


         The board of directors has determined that only holders of Ellett common stock of record at the close of business on _______________, 2001 will be entitled to notice of, and to vote at, the special meeting, including any adjournment.

         IN THE EVENT THE MERGER IS APPROVED AND CONSUMMATED, EACH HOLDER OF ELLETT COMMON STOCK WILL HAVE THE RIGHT TO DISSENT FROM THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND TO OBTAIN PAYMENT FOR THE FAIR VALUE OF HIS OR HER SHARES OF ELLETT COMMON STOCK. A SHAREHOLDER'S RIGHT TO DISSENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT OF 1988, AS AMENDED. THE FULL TEXT OF CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT OF 1988, AS AMENDED, IS ATTACHED AS APPENDIX C TO THE PROXY STATEMENT WHICH ACCOMPANIES THIS NOTICE AND IS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.



                                         By Order of the Board of Directors,


                                         /s/ Joseph F. Murray, Jr.
                                         President and Chief Executive Officer


         Whether or not you are able to attend the special meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Please do not send in any certificates for your shares of common stock at this time. If the merger is approved, instructions regarding the exchange of your shares for the cash merger consideration will follow.

                                TABLE OF CONTENTS

SUMMARY...........................................................................    1
What will happen in the merger?...................................................    1
Who are the parties to the merger?................................................    2
What am I being asked to vote upon?...............................................    3
Why is Ellett being acquired?.....................................................    3
Has the board of directors recommended the merger?................................    3
Why is the board of directors recommending that I vote to approve the merger?.....    4
Why was the special committee formed, and who are the members?....................    4
How was the amount of the merger consideration determined?........................    5
Did the special committee receive any firm offers from others to acquire Ellett
         at prices higher than $3.20 per share?...................................    5
What will I receive in the merger?................................................    5
If the merger is completed, when can I expect to receive the merger
         consideration for my shares?.............................................    5
When do you expect the merger to be completed?....................................    5
What vote is required to approve the merger?......................................    5
Who can vote on the merger?.......................................................    6
What are the rights of a dissenting shareholder?..................................    6
What are the tax consequences of the merger to me?................................    6
What do I need to do now?.........................................................    7
How do I cast my vote?............................................................    7
If my shares are held in "street name" by my broker, will my broker
         vote my shares for me?...................................................    7
May I change my vote after I have mailed my signed proxy card?....................    7
What other matters will be voted on at the special meeting?.......................    8

AVAILABLE INFORMATION.............................................................    9

FORWARD-LOOKING INFORMATION.......................................................    9

WHO CAN HELP ANSWER YOUR QUESTIONS................................................   10

THE SPECIAL MEETING...............................................................   10
Time, Place and Date; Proxy Solicitation..........................................   10
Record Date and Quorum Requirement................................................   10
Required Vote; Voting Procedures..................................................   10
Voting and Revocation of Proxies..................................................   11
Effective Time....................................................................   11
Payment of Merger Consideration and Surrender of Stock Certificates...............   11
Rights of Objecting Shareholders..................................................   11
Other Matters to Be Considered at the Special Meeting.............................   12

SPECIAL FACTORS.................................................................      12
Background of the Merger........................................................      12
         Board Considerations - August 1998 through November 2000...............      12
         Activities of Special Committee in Response to Tuscarora Proposal -
                  November 2000 through February 2001...........................      15
         Inquiries by Land 'N' Sea Corporation..................................      17
         Special Committee Meeting on March 7, 2001.............................      19
         Board Approval of Merger Agreement.....................................      19
Recommendation of the Special Committee and of the Board of Directors...........      19
         The Special Committee..................................................      20
         The Board..............................................................      24
Opinion of the Special Committee's Financial Advisor............................      24
         Liquidation Analysis...................................................      27
         Discounted Future Cash Flow Analysis...................................      27
         Guideline Public Company Analysis......................................      28
         Acquired Company Method................................................      31
         Other Analyses Performed and Factors Considered........................      33
         Preliminary Assessment of the Financial Advisor........................      34
         General Observations Regarding Financial Advisor's Valuation...........      35
         Availability of Financial Advisor's Report.............................      36

CONFLICTS OF INTEREST...........................................................      37

PURPOSE AND REASONS OF THE TUSCARORA GROUP
         FOR THE MERGER.........................................................      38

POSITION OF THE TUSCARORA GROUP AS TO
         FAIRNESS OF THE MERGER.................................................      38

CONDUCT OF ELLETT'S BUSINESS AFTER THE MERGER...................................      39

EFFECTS OF THE MERGER...........................................................      39

FINANCING THE MERGER............................................................      40

THE MERGER......................................................................      41
         Combination of Corporations............................................      41
         Conversion of Securities...............................................      42
         Cash-out of Ellett Stock Options.......................................      43
         Transfer of Shares.....................................................      43
         Conditions.............................................................      43
         Representations and Warranties.........................................      45
         Covenants..............................................................      45
         Indemnification........................................................      46
         Expenses...............................................................      46
         Termination, Amendment and Waiver......................................      46
         Accounting Treatment...................................................      47
         Fees and Expenses......................................................      47


                                      -ii-

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
FEDERAL INCOME TAX CONSEQUENCES.................................................      48

RIGHTS OF DISSENTING SHAREHOLDERS...............................................      48

INFORMATION REGARDING ELLETT....................................................      50

INCORPORATION OF DOCUMENTS BY REFERENCE.........................................      51

SELECTED CONSOLIDATED FINANCIAL DATA............................................      52

DIRECTORS AND EXECUTIVE OFFICERS................................................      53
Joseph F. Murray................................................................      53
P. Douglas McMillan.............................................................      53
George E. Loney.................................................................      53
Robert D. Gorham, Jr............................................................      53
E. Wayne Gibson.................................................................      53
William H. Batchelor............................................................      53
Charles V. Ricks................................................................      54
William H. Stanley..............................................................      54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................      55

RECENT STOCK PURCHASES..........................................................      57

MARKET PRICES OF COMMON STOCK AND DIVIDENDS.....................................      57

INFORMATION REGARDING HOLDING COMPANY AND ELLETT ACQUISITION, INC...............      58

INDEPENDENT AUDITORS............................................................      58

SHAREHOLDER PROPOSALS...........................................................      59

OTHER MATTERS...................................................................      59

APPENDICES......................................................................     A-1
Appendix A - Agreement and Plan of Merger.......................................     A-1
Appendix B - Dixon Odom's written opinion, dated March 7, 2001..................     B-1
Appendix C - Dissenter's Rights.................................................     C-1


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

                 PRELIMINARY PROXY STATEMENT DATED JULY 16, 2001

                              ELLETT BROTHERS, INC.
                               267 Columbia Avenue
                          Chapin, South Carolina 29036




        We are providing this proxy statement and accompanying proxy card to our shareholders in connection with the solicitation by our board of directors of proxies to be used at the special meeting of shareholders to be held on Wednesday,________ __, 2001 at 10:00 a.m., local time, at our offices at 267 Columbia Avenue, Chapin, South Carolina, including at any adjournment of the special meeting. We began mailing these materials and the accompanying letter to shareholders and the notice of the meeting to our shareholders on or about ____________ ___, 2001.



                                     SUMMARY

         The following question-and-answer summary highlights selected information from this proxy statement. This summary does not contain all the information that is important to you. You should carefully read the entire proxy statement and all of its appendices before voting on the proposed merger.


         -        WHAT WILL HAPPEN IN THE MERGER?

         If the merger is completed, each outstanding share of the common stock of Ellett Brothers, Inc. (referred to as "Ellett") owned by our unaffiliated shareholders, other than as to which a shareholder properly exercises dissenters' rights, will be canceled and converted automatically into the right to receive $3.20 in cash, without interest. The following diagram describes the present ownership of the common stock of Ellett:


                  PRESENT OWNERSHIP OF ELLETT BROTHERS, INC.:


                                   [GRAPHIC]

         As a result of the merger, our unaffiliated shareholders will no longer own any equity interest in Ellett and will not participate in any future earnings or growth of Ellett. The merger will also result in Ellett becoming a privately held company owned by entities owned or controlled by Robert D. Gorham, Jr., our current Chairman of the Board, and E. Wayne Gibson, our current Secretary and Chairman of our Executive Committee.

         The following diagram describes the stock ownership of Ellett after the consummation of the merger:

       OWNERSHIP OF ELLETT BROTHERS, INC. AFTER CONSUMMATING THE MERGER:


                                   [GRAPHIC]

         Robert D. Gorham, Jr., our Chairman of the Board, is the majority shareholder and a director of The Tuscarora Corporation and is the sole shareholder of Tuscarora Marketing Group, Inc. E. Wayne Gibson, our Secretary and the Chairman of our Executive Committee, is the sole shareholder and President of EWG Investments, Inc. He is also the President, a director and a principal shareholder of The Tuscarora Corporation, and the President and a director of Tuscarora Marketing Group, Inc. William H. Batchelor, one of our directors, is also a director of The Tuscarora Corporation. It is anticipated that Joseph F. Murray, Jr., our President, Chief Executive Officer and a director, will remain the President, Chief Executive Officer and a director of Ellett after the consummation of the merger and will own in the future a yet to be determined percentage of the equity, or options to acquire equity, of Ellett.


         -        WHO ARE THE PARTIES TO THE MERGER?


         If approved by the shareholders, the merger would be accomplished under a merger agreement that provides for Ellett Acquisition, Inc., a newly formed South Carolina corporation, to merge with and into Ellett. Ellett would be the surviving corporation in the merger. Ellett Acquisition, Inc. is a wholly-owned subsidiary of Ellett Holding, Inc., a newly formed South Carolina corporation. Ellett Holding, Inc. is owned 76.7% by The Tuscarora Corporation, 21.7% by EWG Investments, Inc., and 1.6% by Tuscarora Marketing Group, Inc. The Tuscarora Corporation, EWG Investments, Inc. and Tuscarora Marketing Group, Inc. are collectively referred to as the "Tuscarora Group."

         Immediately prior to the Effective Time (as defined below), the Tuscarora Group will contribute to Ellett Holding, Inc. all of the shares of Ellett common stock owned by the Tuscarora Group in exchange for common stock of Ellett Holding, Inc. Subsequently, but prior to the Effective Time, Ellett Holding, Inc. shall contribute all of such shares of Ellett common stock to Ellett Acquisition, Inc. In connection with the merger, the outstanding shares of Ellett Acquisition, Inc. will be automatically converted into shares of common stock of Ellett, as the surviving corporation.

         For more information concerning the terms and provisions of the merger and the merger agreement, see "The Merger."


         -        WHAT AM I BEING ASKED TO VOTE UPON?

         You are being asked to approve the merger and the merger agreement, which provides for the merger of Ellett Acquisition, Inc. into Ellett as indicated above. Ellett's board of directors, at the recommendation of the special committee, composed of the disinterested members of the board, has approved the merger and merger agreement and the other transactions contemplated thereby and recommends that you vote "FOR" approval of the merger and the merger agreement as well.

         -        WHY IS ELLETT BEING ACQUIRED?


         Ellett is being acquired by the Tuscarora Group to enable the Tuscarora Group, through Ellett Holding, Inc., to own 100% of Ellett. The Tuscarora Group believes that as a private company Ellett will have the following advantages:

                  - as a private closely-held corporation, certain business opportunities which analysts and shareholders less familiar with the firearms industry may view as less attractive, will become available alternatives for Ellett.

                  - Ellett will acquire the ability to act quickly, especially when approval is required of the shareholders of Ellett.

                  - the Tuscarora Group believes that its constituent owners will benefit from the possible conversion of Ellett to a more tax efficient entity that will eliminate a layer of corporate tax that Ellett cannot avoid as a public company.

                  - as a private company certain recurring expenses such as the legal and accounting fees for the preparation and distribution of proxy materials and annual reports to shareholders, the preparation and filing with the Securities and Exchange Commission of reports under the securities laws, the expenditure of fees for a transfer agent, as well as the considerable time devoted by executives of Ellett to shareholder and public disclosures will be eliminated.


See "Purpose and Reasons of the Tuscarora Group for the Merger."

         -        HAS THE BOARD OF DIRECTORS RECOMMENDED THE MERGER?


         Yes. The board of directors of Ellett, upon the recommendation of the special committee comprised of the independent directors of Ellett, has unanimously approved the merger and merger agreement and voted unanimously to recommend that you vote "FOR" approval of the merger and the merger agreement. See "Special Factors - Recommendation of the Special Committee and of the Board of Directors."




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

         - WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE TO APPROVE THE MERGER?

         Ellett's board of directors is recommending the merger because it believes that the merger is a more desirable alternative for you than to have Ellett continue to operate as a public company. In reaching this conclusion, Ellett's board of directors, based on the recommendation of the special committee, considered, among other factors:

                  - the current illiquidity of the trading market for Ellett's stock and the likelihood that this illiquidity will continue in the future;

                  - the opportunity, through the merger, for you to achieve immediate liquidity for your stock at a price that the board of directors believes is fair to you;


                 -        lack of success in locating a company in Ellett's
                           industry to engage in a strategic transaction with Ellett;

                  - the Tuscarora Group's indication of its desire not to sell its ownership interest in Ellett;


                  - the fact that $3.20 per share represents a 46.1% premium over the weighted average price of the stock for the period between November 6, 2000, the date the Tuscarora Group made its first offer to buy Ellett, and March 6, 2001; a 31.3% premium over the weighted average price of the stock for the thirteen week period preceding November 6, 2000; and a 41.8% premium over the weighted average price of the stock for the four week period preceding November 6, 2000;

                  - the recent delisting of Ellett's stock from the Nasdaq SmallCap Market; and

                  - the uncertain impact of legislative initiatives and litigation involving the distribution and sale of firearms.


         To review the background and reasons for the merger and the factors considered by the special committee and the board of directors in approving and recommending the merger in greater detail, see "Special Factors--Recommendation of the Special Committee and of the Board of Directors."


         -        WHY WAS THE SPECIAL COMMITTEE FORMED, AND WHO ARE THE MEMBERS?

         The board established the special committee, consisting of Charles V. Ricks and William H. Stanley, our two independent directors, to consider the acquisition proposal from the Tuscarora Group and to review, evaluate and negotiate the terms of the merger agreement. We formed the special committee because the merger transaction presents a conflict of interest for Messrs. Gorham, Gibson, Batchelor and Murray, the other members of the board of Ellett and members of Ellett's senior management. Unlike Ellett's shareholders generally, Messrs. Gorham, Gibson, Batchelor and Murray will have a continuing interest in Ellett following the merger. The special committee independently selected and retained legal counsel and a financial advisor to assist it in its deliberations. It received an opinion from its financial advisor, Dixon Odom PLLC (referred to as "Dixon Odom"), on which the special committee and the board of directors relied, that as of March 7, 2000, the $3.20 per share you will receive in the merger is fair to you from a financial point of view. For more information concerning the special committee, its activities and Dixon Odom's opinion, see "Special Factors
- Background of the Merger" and " - Opinion of the Special Committee's Financial Advisor."


         -        HOW WAS THE AMOUNT OF THE MERGER CONSIDERATION DETERMINED?


         The $3.20 per share merger consideration was determined based on the special committee's discussions with Dixon Odom and negotiations between the special committee and the officers of the Tuscarora Group. These discussions and negotiations resulted in the $2.75 per share acquisition price initially offered by the Tuscarora Group being increased by approximately 16%. For further information concerning the determination of the amount of the merger consideration, see "Special Factors - Background of the Merger."


         - DID THE SPECIAL COMMITTEE RECEIVE ANY FIRM OFFERS FROM OTHERS TO ACQUIRE ELLETT AT PRICES HIGHER THAN $3.20 PER SHARE?


         No. While the special committee was not authorized to seek offers from other parties, it did not receive any firm proposals from any other potential buyers following Ellett's public announcement on November 6, 2000 of the Tuscarora Group's initial offer of $2.75 per share. See "Special Factors - Background of the Merger."


         -        WHAT WILL I RECEIVE IN THE MERGER?


         As indicated above, you will be entitled to receive $3.20 in cash, without interest, for each share of Ellett's common stock that you own. For example, if you own 100 shares of Ellett common stock, upon completion of the merger, and subject to you properly submitting your stock certificates for cancellation, you will be entitled to receive $320.00 in cash. Also, cash will be distributed to each owner of a fractional share in an amount equal to that fraction multiplied by $3.20.


         - IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE MERGER CONSIDERATION FOR MY SHARES?


         Promptly after the merger is completed, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to Ellett or anyone else until you receive these instructions. We will send payment of the merger consideration to you as promptly as practicable following our receipt of your stock certificates and other required documents. For further information concerning procedures for delivery of your shares and receipt of the merger consideration, see "The Special Meeting - Payment of Merger Consideration and Surrender of Stock Certificates" and "The Merger - Conversion of Securities."


         -        WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

         If the merger is approved by the shareholders, we expect to complete the merger immediately following the special meeting.

         -        WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?


         Under Ellett's articles of incorporation, the affirmative vote of holders of a majority of the outstanding shares of Ellett's common stock is required to approve the merger and the merger agreement. Tuscarora Corporation, EWG Investments and Tuscarora Marketing currently own in the aggregate approximately 62.1% of Ellett's outstanding shares of common stock, which they have indicated they intend to vote in favor of the merger agreement. In addition, our directors and executive officers who together own or control 2,846,218 shares, or 69.7% of the outstanding shares, have advised Ellett that they intend to vote their shares in favor of the merger. Accordingly, if these shareholders vote in favor of the merger as they have indicated they will do, the merger will be approved, regardless of the votes cast by any other shareholders. See "The Special Meeting" and "Security Ownership of Certain Beneficial Owners and Management."


-        WHO CAN VOTE ON THE MERGER?


         All stockholders of record as of the close of business on ______________________, 2001, will be entitled to notice of, and to cast their votes at, the special meeting to approve or disapprove the merger and the merger agreement.


         -        WHAT ARE THE RIGHTS OF A DISSENTING SHAREHOLDER?

         If the merger is consummated, then, subject to certain conditions, each Ellett shareholder will have the right under South Carolina law to assert dissenters' rights and to receive the "fair value" of his or her shares of Ellett stock in cash ("Dissenters' Rights"). Any shareholder who desires to assert Dissenters' Rights must, among other things,


                  - give to Ellett, before the vote on the merger agreement is taken, timely written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

                  - not vote his or her shares in favor of the merger agreement (however, a vote in favor of the merger agreement cast by a holder of a proxy solicited by Ellett will not disqualify a shareholder from demanding payment for his or her shares);

                  - demand payment and deposit his or her share certificates by the date set forth in and in accordance with the terms and conditions of a "dissenters' notice" sent to such shareholder by Ellett;

                  - otherwise satisfy the requirements specified in Appendix C to this Proxy Statement.

         Assuming shareholder approval and consummation of the merger, a shareholder who properly exercises Dissenters' Rights will be offered the amount Ellett estimates to be the fair value of his or her shares of Ellett stock, plus accrued interest to the date of payment. IN ORDER TO EXERCISE DISSENTERS' RIGHTS, A SHAREHOLDER MUST FOLLOW CAREFULLY ALL STEPS PRESCRIBED IN APPENDIX C. (See "Rights of Dissenting Shareholders" and Appendix C.) TO BE ELIGIBLE TO EXERCISE DISSENTERS' RIGHTS, A SHAREHOLDER MUST GIVE THE REQUIRED WRITTEN NOTICE DESCRIBED ABOVE, BEFORE THE VOTE ON THE MERGER AGREEMENT IS TAKEN, OF HIS OR HER INTENT TO DEMAND PAYMENT. See "Rights of Dissenting Shareholders" and "The Special Meeting - Rights of Objecting Shareholders."


         -        WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


         The receipt of the merger consideration by you will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see "Federal Income Tax

Consequences." Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. See "Federal Income Tax Consequences."


         -        WHAT DO I NEED TO DO NOW?


         This proxy statement contains important information regarding the merger as well as information about Ellett, Ellett Acquisition, Inc. and Ellett Holding, Inc. It also contains important information about what the board of directors and the special committee considered in evaluating the merger. We urge you to read this proxy statement carefully, including its appendices. You may also want to review the documents referenced under the heading "Available Information."


         -        HOW DO I CAST MY VOTE?


         Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible. This is important so that your shares will be counted at the special meeting. As indicated above, approval of the merger and the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Ellett's common stock. Accordingly, a failure to vote or a vote to "ABSTAIN," as permitted on the proxy card, will have the same effect as a vote "AGAINST" the merger. The special meeting will take place on Wednesday, ____________________ , 2001 at 10:00 a.m., local time, at our offices at 267 Columbia Avenue, Chapin, South Carolina. You may also attend the special meeting and vote your shares in person, rather than voting by proxy.

         - IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

         YOUR BROKER WILL VOTE YOUR SHARES REGARDING THE MERGER PROPOSAL ONLY IF YOU PROVIDE INSTRUCTIONS ON HOW TO VOTE. You should instruct your broker how to vote your shares, following the directions your broker provides to you for doing so. If you do not provide instructions to your broker, your shares will not be voted which will have the effect of votes "AGAINST" the merger and the merger agreement. We expect that your broker will generally vote your shares "FOR" any other matters to be presented for shareholder approval at the special meeting, unless you provide instructions to your broker to the contrary. See "What other matters will be voted on at the special meeting?" For further information concerning procedures for dealing with your broker if your shares are held in "street name," see "The Special Meeting - Required Vote; Voting Procedures."

         -        MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

         Yes. A shareholder giving a proxy has the power to revoke it at any time before the vote is taken at the special meeting by:

                  - submitting to the Secretary of Ellett a written instrument revoking the proxy;

                  - submitting a duly executed proxy bearing a later date; or

                  -        voting in person at the special meeting.

Any of these actions will have the automatic effect of revoking any prior proxy card that you have sent in. See "The Special Meeting - Voting and Revocation of Proxies" and "Who Can Help Answer Your Questions."


         -        WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?


         Under South Carolina law, only the specific matters included in the notice of the special meeting and procedural motions regarding the conduct of the meeting may be presented for shareholder approval at the special meeting. No additional business is presently anticipated to be conducted at the special meeting. If other matters do properly come before the special meeting, the persons named as proxies on the proxy card may not use discretionary authority to vote proxies to authorize an action other than the merger proposed in this proxy statement. Proxies will not be voted in favor of adjourning or postponing the special meeting. If a motion is made to take some other action other than as discussed in this proxy statement, you will have authority to vote your shares in your discretion with regard to any other motion or action that may arise. See "The Special Meeting - Other Matters to be Considered at the Special Meeting."

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, we file reports, proxy statements and other information with the Commission. You can review and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of these materials at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549. You can call the Commission's Public Reference Section at (800) SEC-0330 to obtain information. You can also access copies of these materials at the Commission's web site on the internet at http://www.sec.gov. We will also send you copies of these documents on request and without charge.

         Ellett, the Tuscarora Group and Ellett Holding, Inc. (referred to as "Holding Company") have jointly filed a Schedule 13E-3 with the Commission with respect to the merger. This proxy statement does not contain all of the information contained in the Schedule 13E-3, some of which is omitted as permitted by the Commission's rules. Statements made in this proxy statement, while complete in all material respects, are qualified by reference to documents filed as exhibits to the Schedule 13E-3. The Schedule 13E-3, including its exhibits, is available for inspection and copying at the Commission as described above.

                           FORWARD-LOOKING INFORMATION


         The following cautionary statement identifies important factors that could cause Ellett's actual results to differ materially from those projected in forward-looking statements included in this proxy statement, including statements incorporated by reference into this proxy statement. Except for the historical information, the matters discussed in this proxy statement may be deemed forward-looking statements. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "plan," "project," or other statements concerning our opinions or judgment about future events. Factors which could cause actual results to differ from expectations include, among other things, reductions in, or lack of growth of, firearm sales; potential negative effects of existing and future gun control legislation on consumer demand for firearms; the potential negative impact on gross margins from shifts in Ellett's product mix toward lower margin products; seasonal fluctuations in Ellett's business; competitions from national, regional and local distributors and various manufacturers who sell products directly to Ellett's customer base; competition from sporting goods mass merchandisers or "superstores" which compete with Ellett's primary customer base; exposure to lawsuits; Ellett's ability to obtain liability insurance coverage for firearms related claims; the challenges and uncertainties in the implementation of Ellett's expansion and development strategies; Ellett's dependence on key personnel; and other factors described in reports filed by Ellett with the Securities and Exchange Commission.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

                               Mr. E. Wayne Gibson
                                    Secretary
                              Ellett Brothers, Inc.
                               267 Columbia Avenue
                          Chapin, South Carolina 29036
                            Telephone: (252) 443-7041
                          Email: ewg1116@bloomberg.net


                               THE SPECIAL MEETING

TIME, PLACE AND DATE; PROXY SOLICITATION


         The special meeting will be held on Wednesday, _____________________, 2001 at 10:00 a.m., local time, at Ellett's principal offices, which are located at 267 Columbia Avenue, Chapin, South Carolina. We will pay all expenses incurred in connection with solicitation of the enclosed proxy. Our officers, directors and regular employees may solicit proxies by telephone or personal call, but they will receive no additional compensation for doing so. We have requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and to request authority for the execution of the proxy. We will reimburse these brokers and nominees for their related reasonable out-of-pocket expenses.


RECORD DATE AND QUORUM REQUIREMENT


         Our common stock, no par value, is the only outstanding voting stock of Ellett. The board of directors has fixed the close of business on _____________________, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting, including at any adjournment. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders. At the close of business on the record date, we had _____________ shares of common stock issued and outstanding held by ________ holders of record.


         To conduct any business at the special meeting, holders of a majority of the outstanding shares must be present in person or represented by proxy at the beginning of the meeting. Proxies marked as abstentions are counted as shareholders represented by proxy at the special meeting for purposes of this quorum requirement.

REQUIRED VOTE; VOTING PROCEDURES

         Approval of the merger and the merger agreement, which is attached as Appendix A hereto, will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. A FAILURE TO VOTE OR A VOTE TO ABSTAIN WILL HAVE THE SAME LEGAL EFFECT AS A VOTE CAST AGAINST THE MERGER AND THE MERGER AGREEMENT.

         IF YOU HOLD YOUR SHARES THROUGH A BROKER, YOUR BROKER WILL VOTE YOUR SHARES, WITH REGARD TO THE MERGER PROPOSAL, ONLY IF YOU PROVIDE INSTRUCTIONS ON HOW TO VOTE. You should instruct your broker how to vote your shares, following the directions your broker provides to you for doing so. If you do not provide instructions to your broker, your shares will not be voted and they will have the effect of votes "AGAINST" the merger and the merger agreement. We expect that your broker will generally vote your shares "FOR" any other matters to be presented for shareholder approval at the special meeting, unless you provide instructions to your broker to the contrary.


VOTING AND REVOCATION OF PROXIES

         A shareholder giving a proxy has the power to revoke it at any time before the vote is taken at the special meeting by:

         - submitting to the Secretary of Ellett a written instrument revoking the proxy;
         -        submitting a duly executed proxy bearing a later date; or
         -        voting in person at the special meeting.


         Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Ellett will be voted in accordance with the instructions indicated on the proxy, and if no instructions are indicated, will be voted to approve the merger and the merger agreement and on any other matter considered at the meeting as the persons named on the enclosed proxy card in their discretion decide. See "Who Can Help Answer Your Questions."


         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of Ellett prior to the special meeting.

EFFECTIVE TIME


         The merger will be effective following shareholder approval of the merger agreement when articles of merger are filed with the Secretary of State of the State of South Carolina. The time the merger becomes effective is referred to as the "Effective Time." If the merger is approved by the shareholders at the special meeting, we currently expect to complete the merger and file articles of merger as soon as practicable after the special meeting, subject to the satisfaction or waiver of the terms and conditions included in the merger agreement. See "The Merger -- Conditions."


PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES


         If the merger is completed, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to Ellett or anyone else until you receive these instructions. We will send payment of the merger consideration to you as promptly as practicable following our receipt of your stock certificates and other required documents. For further information concerning procedures for delivery of your shares and receipt of the merger consideration, see "The Merger
- Conversion of Securities."


RIGHTS OF OBJECTING SHAREHOLDERS

         If you oppose the merger, you may vote against it at the special meeting. Even if you vote against the merger, if holders of a majority of the outstanding shares of Ellett's common stock vote to approve the merger and merger agreement, the merger will be completed and your shares will be converted into the right to receive the $3.20 per share cash merger consideration.


         Because Ellett is incorporated in South Carolina, South Carolina law governs its internal affairs, as well as any rights you may have if you object to the merger. South Carolina, like many states, generally provides a statutory remedy to shareholders who object to a merger. This remedy, commonly referred to as "dissenters' rights," entitles shareholders who object to a merger and who follow required procedures to ask a court to determine the fair value of their shares and requires payment of that amount instead of the merger consideration. See "Rights of Dissenting Shareholders."

         If you object to the merger and wish to examine your rights further, you should consult your legal counsel at your expense. Neither Ellett nor Holding Company has made any provision to reimburse you for any of your legal expenses or for any expenses for any appraisal services you may obtain in separately attempting to establish the fair value of your shares. Neither Ellett nor Holding Company has made any provision to grant the unaffiliated shareholders access to their respective corporate files, and your right to examine Ellett's corporate records is described in "Information Regarding Ellett" and "Incorporation of Documents by Reference."


OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING


         Under South Carolina law, only the specific matters included in a notice of the meeting and procedural motions regarding the conduct of the meeting may be presented for shareholder approval at a special meeting. No additional business is presently anticipated to be conducted at the special meeting. If other matters do properly come before the special meeting, the persons named as proxies on the proxy card may not use discretionary authority to vote proxies to authorize an action other than the merger proposed in this proxy statement. Proxies will not be voted in favor of adjourning or postponing the special meeting. If a motion is made to take some other action other than as discussed in this proxy statement, you will have authority to vote your shares in your discretion with regard to any other motion or action that may arise.


                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         BOARD CONSIDERATIONS - AUGUST 1998 THROUGH NOVEMBER 2000


         Beginning in August 1998 and continuing through January 2000, the board of directors of Ellett, at several regular meetings, discussed the performance of Ellett's stock price and strategic alternatives for increasing shareholder value. The board discussed a need for a 3 to 5 year growth strategy for increasing shareholder value, including new customer development, as well as possible strategic alliances, joint ventures or business combinations with other companies.

         During the fourth quarter of 1998, the board engaged Michael Rosenthal of M. J. Rosenthal & Associates, Inc., New York, New York, to assist Ellett in its review of possible business combinations, joint ventures and other strategic alternatives. Mr. Rosenthal was engaged by Ellett because Messrs. Gorham and Gibson had met Mr. Rosenthal approximately 20 years earlier when Mr. Rosenthal was the head of the mergers and acquisitions department for Donaldson, Lufkin, and Jenrette. After leaving Donaldson, Lufkin, and Jenrette in 1985, Mr. Rosenthal became a partner in Wesray Capital Corporation, a company which specialized in leveraged buyouts. While with Wesray Capital Corporation, Mr. Rosenthal was instrumental in the acquisition of, among other companies, Western Auto Supply Company and Wilson Sporting Goods. Mr. Rosenthal left Wesray Capital Corporation in 1987 to form M. J. Rosenthal & Associates, Inc., which specialized in leveraged buyouts; advisory work concerning mergers, acquisitions, and financings for clients similar to Ellett; and general business consulting.

         Mr. Rosenthal was authorized to approach companies in the outdoor sporting goods industry to determine whether they had any interest in considering various strategic alternatives with Ellett. Because the board believed that Ellett's marketing and sales expertise could possibly benefit companies outside Ellett's core hunting and shooting sports business, Mr. Rosenthal's search also included wholesale distributors in other industries. Ellett did not examine strategic alliances outside of the areas of outdoor sporting goods and wholesale distribution, because the board believed that Ellett's expertise did not extend materially beyond those areas.

         Mr. Rosenthal contacted more than 20 companies. Mr. Rosenthal explained to these companies that the condition of the industry seemed perfectly positioned for some type of consolidation, and inquired whether there was any interest in any type of business combination or strategic alliance with Ellett. According to Mr. Rosenthal, when it became clear in his conversations that Ellett was predominantly in the firearms business with its potential legal exposure, only one company that already had firearms litigation exposure was interested in pursuing discussions with Ellett. Even those discussions eventually led no where principally due to the company's concern about increased firearms litigation exposure. None of these discussions progressed to the exchange of detailed financial information or the conducting of a "due diligence" review.

         At several regular meetings of the board during the second half of 1998 and through 1999, the board discussed the thin trading market for Ellett's stock and the wide spread between the bid and asked prices. The board also discussed the fact that Ellett was not followed by any research analysts and that market interest in the stock had substantially declined. Mr. Gibson reported at several meetings of the board that brokers had inquired about Ellett's willingness to purchase several large blocks of Ellett's stock. The board authorized Mr. Gibson to purchase stock on behalf of Ellett at prices that Mr. Gibson, in his discretion, believed to be advantageous to Ellett. See "Recent Stock Purchases."

         At a regular meeting of the board in January 2000, the board discussed at length the fact that Ellett's stock price appeared to be affected more by the illiquidity of the stock and the threat of firearms litigation than the economic performance of Ellett. During other meetings of the board during 2000, Mr. Gibson again reported that Ellett had been approached by brokers requesting that Ellett purchase large blocks of stock. As a result of inquiries from brokers and the absence of substantial buying interest by others, it became apparent to the board that Ellett was providing the sole market for large blocks of its own stock. Given this circumstance, the board believed it was faced with the difficult choice of either continuing to authorize purchases of Ellett's stock, which could ultimately result in the possible delisting of the stock by Nasdaq, or not authorizing further purchases which would likely result in a further decrease in the stock price.

         At a meeting on May 17, 2000, the board again discussed the fact that the trading price of Ellett's stock was influenced more by the lack of demand and analyst coverage and the threat of firearms litigation than the performance of Ellett. Mr. Gibson noted that Ellett had examined, with Mr. Rosenthal's assistance, numerous ways to create additional shareholder value through possible strategic alliances, joint ventures or business combinations, but principally due to the continuing threat of firearms litigation, no other company had indicated any serious interest in these types of transactions. Mr. Gorham questioned what benefit the shareholders of Ellett enjoyed by Ellett remaining a public corporation. None of the directors could identify any significant benefit other than the fact that Ellett paid quarterly dividends. Mr. Ricks observed that remaining a public corporation did not appear to offer the outside shareholders a benefit and was an inefficient financial and tax structure since dividends would be subject to taxation at both the corporate and shareholder level. Mr. Gibson discussed the possibility of attempting to provide liquidity to the unaffiliated shareholders through a going private transaction with the Tuscarora Group. After further discussion, Mr. Gibson informed the board that he would investigate a possible going private transaction.

         During a regular board meeting on November 6, 2000, the board reviewed the unsuccessful efforts to diversify Ellett's business which began in 1995. For approximately a decade, Ellett had informally discussed the advantages of a potential acquisition of one or more companies the size of Ellett. Ellett was unable to identify such a company which was reasonably priced and which could offer Ellett possible synergies. As a result, in an attempt to diversify its business, Ellett in 1995 acquired three smaller companies, Evans Sports, Safesport Manufacturing Company, and Vintage Editions. In 1999, Ellett also acquired Archery Center International. When the four acquisitions were reviewed in the aggregate, it became apparent to the board that the acquisition of smaller companies did not have a material effect on Ellett's financial performance and that a much more significant acquisition with much greater sales volume would be required for Ellett to truly diversify away from its dependence upon firearms.

         The board at the November 6, 2000 meeting also discussed the cost of continuing to file periodic reports and otherwise comply with the requirements of the Exchange Act relative to the benefits to Ellett and its shareholders. The board noted, in this regard, the lack of liquidity for Ellett's stock, the fact that no analysts provided research on Ellett, and the fact that Ellett's stock performance made it impractical since 1994 to raise capital through equity offerings or to use its equity securities for acquisitions or to provide equity incentives to attract and retain key employees through options or other equity-based awards.

         During the November 6, 2000 board meeting, Messrs. Gorham and Gibson submitted a proposal on behalf of the Tuscarora Group for a merger of Ellett with an affiliate of the Tuscarora Group pursuant to which the Tuscarora Group would acquire all of the common stock held by the unaffiliated shareholders at a cash price of $2.75 per share (the "Tuscarora Proposal"). Ellett understands that the $2.75 per share price was based primarily on a discounted cash flow analysis prepared by the Tuscarora Group, and that the Tuscarora Group did not engage any financial advisors or other third parties to assist in this process. At the November 6, 2000 meeting, the board discussed several factors that, in the board's view, justified consideration of the Tuscarora Proposal, including the deteriorating stock prices of companies in the outdoor sporting goods industry, Ellett's unsuccessful efforts to diversify its business, the class action suits that had been filed against Ellett and others in the firearms industry, and the prospect that other similar suits may be filed in the future and the cost to Ellett of defending these suits, and as a result, the inability of Ellett, through the efforts of Mr. Rosenthal from December 1998 through September 2000, to find a company seriously interested in participating in any strategic alliance or business combination with Ellett.

         The board also felt it prudent to consider the Tuscarora Proposal because several large shareholders had contacted Ellett expressing their strong beliefs that Ellett should be taken private. One very large shareholder had even expressed his dissatisfaction with Ellett's stock price, and indicated that he planned to sell his large block of Ellett common stock on the open market if Ellett did not go private by year-end. Given the magnitude of his holdings, if he had done so it would have driven the stock price to further low trading prices. The board concluded that, in light of these factors, the Tuscarora Proposal should be seriously considered by a special committee of the board composed of disinterested directors.

         ACTIVITIES OF SPECIAL COMMITTEE IN RESPONSE TO TUSCARORA PROPOSAL - NOVEMBER 2000 THROUGH FEBRUARY 2001

         Pursuant to resolutions adopted at the November 6 meeting, the board created the special committee of outside directors and appointed William H. Stanley and Charles V. Ricks to serve as members, with Mr. Stanley serving as Chairman. The members of the special committee are not employees of Ellett nor are they employees or directors of any corporate member of the Tuscarora Group. The special committee was authorized to review, evaluate and recommend to the board what actions, if any, should be taken with respect to the Tuscarora Proposal. In addition, the special committee was authorized, if it determined that it was in the best interests of Ellett and the unaffiliated shareholders, to engage in negotiations with representatives of the Tuscarora Group with respect to the terms of the Tuscarora Proposal. On November 6, 2000, Ellett issued a press release announcing the Tuscarora Proposal, that it had been referred to the special committee for review and evaluation and that the Tuscarora Group had no interest in selling its controlling ownership to a third party.

         Shortly after its formation, the special committee retained Moore & Van Allen PLLC, Charlotte, North Carolina, as its legal counsel. On November 8, 2000, the special committee and its legal counsel met to discuss the procedures to be followed in considering and responding to the Tuscarora Proposal. Because the Tuscarora Group owned approximately 62% of Ellett's outstanding common stock and Messrs. Gorham and Gibson had advised the board on November 6 that the Tuscarora Group had no interest in selling its shares in Ellett, the special committee concluded that attempting to find an alternative acquirer of Ellett would be futile, and that the all cash transaction proposed by the Tuscarora Group, provided an acceptable price could be obtained, would be the best option for Ellett and the unaffiliated shareholders. The special committee also determined to promptly select and engage a financial advisor to assist the special committee in evaluating the per share cash price offered by the Tuscarora Group.

         The special committee contacted three different regional investment banking firms and Dixon Odom, a certified public accounting firm, regarding their interest in serving as a financial advisor to the special committee and the terms under which they would be willing to do so. Two of the investment banking firms declined to serve because the dollar value of the transaction contemplated by the Tuscarora Proposal was lower than the threshold value for which the two firms would consider financial advisory engagements. The third investment banking firm and Dixon Odom each submitted written proposals to the special committee. After reviewing and discussing these proposals, the special committee, on December 18, 2000, unanimously selected and engaged Dixon Odom to provide financial advisory services to the special committee to assist it in evaluating the Tuscarora Proposal. In addition, Dixon Odom agreed, if requested by the special committee, to render its opinion with respect to the fairness, from a financial point of view, to the unaffiliated shareholders of the cash consideration to be received as part of the Tuscarora Proposal provided Dixon Odom could satisfy itself as to the fairness of that consideration. The special committee selected Dixon Odom as its financial advisor based on its experience in performing business valuation services, its willingness to begin promptly a valuation of Ellett and its fee arrangement which the special committee considered to be fair and reasonable based on the dollar value of the transaction contemplated by the Tuscarora Proposal.


         On January 26, 2001, the special committee held a telephonic meeting with its counsel and representatives of Dixon Odom. The purpose of the meeting was to discuss Dixon Odom's preliminary views regarding the fairness, from a financial standpoint, of the $2.75 price per share offered by the Tuscarora Group. Dixon Odom provided the special committee with an extensive oral report of its activities to date, including visits with management of Ellett, the various valuation methods that Dixon Odom had employed to value Ellett on a preliminary basis and the preliminary results of the valuations. Dixon Odom advised the special committee that, based on Dixon Odom's preliminary work, Dixon Odom could not issue a fairness opinion at a price of $2.75 per share. Dixon Odom made it clear to the special committee, however, that Dixon Odom had not completed all of its valuation work and that further analysis of Ellett's results of operations and discussions with management would be necessary in order for Dixon Odom to complete its valuation work. At the special committee's request, Dixon Odom agreed to provide the special committee with a list of factors which, in Dixon Odom's opinion, indicated a value higher than $2.75 per share to assist the special committee in negotiating a price with the Tuscarora Group. The special committee agreed to meet again during the week of January 29, 2001 after reviewing the list of factors that Dixon Odom agreed to provide to the special committee.


         On February 1, 2001 the special committee and its counsel met telephonically with representatives of Dixon Odom to discuss further the factors that the special committee could rely on to negotiate a price higher than $2.75 per share. The principal valuation factors discussed were Dixon Odom's preliminary estimate of Ellett's liquidation value compared to Dixon Odom's preliminary estimate of value based on price to book value and its discounted cash flow analysis. Dixon Odom recommended that the special committee emphasize price to book value multiples in its negotiations to attempt to increase the price offered by the Tuscarora Group. The special committee also discussed with Dixon Odom several factors that the special committee viewed as positive aspects of Ellett's business, although the special committee and Dixon Odom did not attempt to place value estimates on these factors. The principal factors discussed were Ellett's telemarketing skills, its customer base, reputation in its industry and the quality of Ellett's management. The special committee believed that these positive features of Ellett's business provided support for negotiating a higher price per share from the Tuscarora Group.

         On February 1, 2001, the special committee also discussed at length with Dixon Odom the valuation methods used by Dixon Odom and the ones that, in Dixon Odom's opinion, were the most relevant indicators of Ellett's value. Dixon Odom noted that it was placing less emphasis on the discounted cash flow method of valuation and the recent trading price of the stock than its other valuation methods. Dixon Odom advised the special committee of the most relevant indicators of value that it had determined to date, some of which indicated a price range in excess of $2.75 per share. Dixon Odom also emphasized that in their market comparison analyses, for both guideline companies and companies acquired in going private transactions, no public company existed that compared with Ellett and all of the directly comparable companies were private. As a result, Dixon Odom did not have the benefit of financial information about direct competitors that was as detailed as the financial information it had regarding Ellett. After its discussion with Dixon Odom, the special committee concluded that $2.75 per share was not a fair price to the unaffiliated shareholders and that a higher price would be necessary to satisfy the special committee and its financial advisor. The special committee also determined to advise Mr. Gibson that the special committee had determined that $2.75 per share was not an acceptable price to the special committee, that a higher price would be necessary before the special committee and Dixon Odom could reach a conclusion as to the fairness of the price, but further work would be required by Dixon Odom before the special committee could discuss further with Mr. Gibson a price in excess of $2.75 per share. These conclusions by the special committee were communicated by Mr. Stanley to Mr. Gibson on February 1, 2001.

         On February 20, 2001, the special committee and its counsel held a telephonic meeting with representatives of Dixon Odom. Dixon Odom reported extensively on its recent visits to Ellett and the discussions it had with various officers of Ellett. Dixon Odom advised the special committee of the various indicators of value it had determined based on its further work and the valuation methods it employed, noting that Dixon Odom considered a per share liquidation value, which ranged from $2.39 to $2.66 per share, to be a floor value for purposes of a fair price to the unaffiliated shareholders. After a lengthy discussion of the indicated values, Dixon Odom advised the special committee that it could issue an opinion as to the fairness, from a financial point of view, of a per share cash price of $3.11 or higher for the shares held by the unaffiliated shareholders. Following the committee's discussion with Dixon Odom, the special committee met separately with its counsel, and the special committee authorized Mr. Stanley to contact Mr. Gibson to attempt to negotiate with Mr. Gibson an increase in the price per share offered by the Tuscarora Group to at least $3.20 per share.

         On February 26, 2001, Messrs. Stanley and Gibson met to discuss the Tuscarora Group's cash price of $2.75 per share. Mr. Stanley, as a negotiating strategy, advised Mr. Gibson that the special committee believed that a cash price of $3.25 per share was a fair price based on the special committee's discussions with its financial advisor. Mr. Gibson advised Mr. Stanley that he believed $3.25 per share was too high given Ellett's current prospects, but he would discuss it with Mr. Gorham and respond to Mr. Stanley in the next few days. On March 2, 2001, Mr. Gibson, after consulting with Mr. Gorham, advised Mr. Stanley that the Tuscarora Group would be willing to increase its price per share to $3.20 but that it would not be willing to increase the price further. Based on the special committee's prior discussions with its financial advisor and the factors it had considered in forming its belief as to the fairness of a price of $3.11 or higher, Mr. Stanley, on behalf of the special committee, accepted a price of $3.20 per share. Dixon Odom was advised that the special committee was prepared to recommend a merger transaction at a price of $3.20 per share if Dixon Odom could issue a fairness opinion at that price. Dixon Odom advised the special committee that it was prepared to confirm in writing to the special committee and the board that $3.20 per share in cash was fair, from a financial point of view, to the unaffiliated shareholders.

         On February 20, 2001, the special committee received a draft of a merger agreement from Nexsen Pruet Jacobs & Pollard, LLC, Columbia, South Carolina, legal counsel to Ellett. The special committee discussed with its counsel the draft merger agreement. As a result of these discussions, counsel for the special committee was authorized to submit an alternative merger agreement that included fewer representations and warranties by Ellett and fewer covenants by Ellett. These revisions were proposed by the special committee's counsel to take into account the Tuscarora Group's knowledge and control of Ellett and to provide greater assurance that the merger agreement could not be terminated based on breaches of representations or covenants by Ellett. In addition, the special committee's counsel proposed that the merger agreement exclude any "fiduciary out" provisions, termination fees or other similar provisions that might discourage a third party from making a proposal to acquire Ellett or the minority interest held by the unaffiliated shareholders. Counsel for the special committee forwarded the alternative merger agreement to the Tuscarora Group and to counsel for Ellett. Following several telephonic discussions between the special committee's counsel, Mr. Gibson and Ellett's counsel, Mr. Gibson, on behalf of the Tuscarora Group, advised the special committee's counsel that the Tuscarora Group would accept the alternative merger agreement substantially as drafted by the special committee's counsel.

         INQUIRIES BY LAND 'N' SEA CORPORATION

         On December 7, 2000, Ellett received a letter from Land 'N' Sea Corporation ("LNS"), a private company and a competitor, expressing interest in acquiring all of Ellett's outstanding capital stock or the portion not owned by the Tuscarora Group. The letter acknowledged that for any proposal by LNS to be successful it would have to be made at a meaningful premium to the $2.75 per share price offered by the Tuscarora Group. LNS's letter also indicated that LNS desired to initiate due diligence with respect to Ellett as soon as possible to determine the feasibility of an acquisition transaction and requested that its letter be forwarded to the special committee. Mr. Gibson, on behalf of Ellett, advised LNS on December 13, 2000 that Ellett was scheduling a board meeting to consider LNS's inquiry and that Ellett would respond to the inquiry after it was considered by the board, counsel for the board and the special committee. Ellett also provided a copy of LNS's letter to the special committee.

         After receiving confirmation from Messrs. Gorham and Gibson at a board meeting on December 13, 2000, that the Tuscarora Group had no interest in selling their controlling ownership at any price, the special committee's counsel, on January 5, 2001, advised LNS that, in light of the stated position of the Tuscarora Group, the special committee believed it would be pointless to pursue a possible transaction with LNS involving a sale of all of Ellett's outstanding stock. The special committee's counsel advised LNS, however, that LNS was free to make a competing offer for the minority shares held by the unaffiliated shareholders if it desired to do so.

         On January 10, 2001, the special committee received a letter from LNS reiterating LNS's request to initiate a due diligence review of Ellett and indicating that, subject to the results of the review, LNS believed that it and its sponsors may be willing to provide an offer for the minority shares in excess of $2.75 per share, although LNS did not specify a price. On January 22, 2001, the special committee and its counsel met to consider LNS's request. The special committee, upon the advice of its counsel, determined that the board as a whole, not the special committee, retained the authority to permit LNS to conduct a due diligence review of Ellett but the special committee could make a recommendation to the board to permit LNS to do so. However, the special committee was not prepared to make such a recommendation without receiving more information from LNS, particularly since LNS was a private company, a competitor and had not previously provided any explanation for its interest in possibly purchasing a minority interest in Ellett or a price at which it might be interested in purchasing the minority interest.

         The special committee determined that it would advise LNS that before the special committee was in a position to consider LNS's due diligence request and make a recommendation to the board regarding that request, the special committee needed additional information from LNS. The special committee's counsel advised LNS's counsel on January 24, 2001 of the information the special committee would need, much of which was comparable to the information that is available in filings made by public companies with the Commission under the Exchange Act. In addition, the special committee requested an explanation of the business reasons for the possible acquisition by LNS of a minority interest in Ellett, a list of the specific information LNS desired to review in its due diligence of Ellett that was not publicly available, and an explanation of the source of funds LNS would use to purchase the minority shares if it were to make an offer to buy them. The special committee also requested information about prior legal proceedings in which LNS's chairman had been involved over the past ten years and how much of Ellett's stock was currently owned by LNS, its directors, executive officers, sponsors and their affiliates. The special committee requested this information because it considered LNS's possible interest in acquiring just a minority interest in Ellett and becoming a minority owner in a company controlled by the Tuscarora Group, without specifying a price or a range of prices, to be highly unusual. The special committee desired to have the information requested to evaluate the seriousness of LNS's inquiry, the background of its chairman and LNS's ability to pay a price in excess of $2.75 per share before making any recommendation to the board regarding LNS's due diligence request. The special committee also advised LNS that any due diligence that might be permitted by Ellett would be subject to a confidentiality agreement and that, in any event, Ellett would not disclose information to LNS it considered inappropriate to disclose for competitive reasons.

         Counsel for LNS responded to the special committee's request for information about LNS on February 13, 2001. In the response, LNS refused to provide any of the requested information, claiming it was onerous and nothing more than an attempt to chill LNS' interest in pursuing a transaction related to Ellett. LNS reiterated its due diligence request, offered to enter into a mutually acceptable confidentiality agreement to facilitate the process but refused to expend the time and effort required to provide the information about LNS requested by the special committee.

         At a meeting on February 15, 2001, the special committee discussed the response it had received from LNS and determined that the special committee's request for information from LNS was not an unreasonable request and that, if LNS had a genuine interest in acquiring a minority interest in Ellett, LNS should have no difficulty providing the special committee with the information it had requested. On February 16, 2001, counsel for the committee advised LNS's counsel of the conclusions reached by the special committee at its February 15 meeting. The special committee has not received any further inquiries from LNS.

         SPECIAL COMMITTEE MEETING ON MARCH 7, 2001

         Prior to a special meeting of the board on March 7, 2001, the special committee and its counsel met by telephone with representatives of Dixon Odom to discuss Dixon Odom's valuation report. The special committee discussed with Dixon Odom the range of indicated values contained in the report based on the valuation methods used by Dixon Odom, certain aspects of Ellett's business and financial results described in the report and certain adjustments that Dixon Odom had made in its preparation of forecasted operating results for Ellett. Dixon Odom confirmed to the special committee that, as of March 7, 2001, $3.20 per share in cash was, in Dixon Odom's opinion, a fair price from a financial standpoint to the unaffiliated shareholders. The special committee also discussed the material factors that the special committee believed supported the fairness of the merger and the cash merger consideration, as well as certain negative factors related to the merger transaction. Based on this discussion, the special committee determined to recommend to the board that it approve the merger and merger agreement as fair to Ellett and the unaffiliated shareholders.


         BOARD APPROVAL OF MERGER AGREEMENT


         At a meeting on March 7, 2001, Dixon Odom advised the board of the various valuation methods Dixon Odom used in concluding that $3.20 per share was fair, from a financial standpoint, to the unaffiliated shareholders. Dixon Odom also delivered to the board its written fairness opinion with respect to this price. The special committee advised the board of the positive and negative factors it considered in determining that the merger and the merger consideration was fair from a substantive and procedural standpoint to the unaffiliated shareholders and unanimously recommended that the board approve the merger and the merger agreement. Following a discussion of Dixon Odom's valuation report, the special committee's report and the terms of the merger agreement, the board, based on Dixon Odom's opinion and the recommendation of the special committee, determined that the merger is fair to and in the best interests of the unaffiliated shareholders of Ellett, unanimously approved the merger agreement, and unanimously recommended its approval and adoption by the shareholders of Ellett.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND OF THE BOARD OF DIRECTORS


         As discussed above under "Background of the Merger", the special committee and the board of directors unanimously determined that the merger agreement and the merger are fair to and in the best interests of the unaffiliated shareholders. The board recommends that you vote "FOR" the approval of the merger agreement and the merger.

         THE SPECIAL COMMITTEE

         At a meeting held on March 7, 2001, the special committee determined that the merger, including the cash merger consideration to be paid to the unaffiliated shareholders, was substantially and procedurally fair and recommended that the full board approve the merger agreement. The material factors the special committee evaluated in determining that the merger is substantively and procedurally fair are described below. Except as noted below, the special committee considered the following factors to be positive factors supporting its decision.

         - The special committee's knowledge of the business, financial condition, results of operations and prospects of Ellett. The members of the special committee took into account the members' knowledge of Ellett's affairs, including the present and possible future economic, regulatory and competitive environment in which Ellett operates. In this regard, the special committee, in consultation with its financial advisor, identified several significant risks that were likely to negatively impact Ellett's sales and earnings in the future. These risks were:

                  (i) Recent legislative initiatives by state and local authorities to impose further restrictions on the sale of firearms and the inability of Ellett to predict the success of these initiatives and their short or long-term effect on Ellett's firearm and ammunition sales which represent over 50% of Ellett's sales.

                  (ii) Recent incidence of suits against firearms' manufacturers, distributors and dealers, the fact that Ellett had been named as a defendant in ten class action suits over the last four years, the costs incurred by Ellett to defend these suits, and the possibility that Ellett may be included in other similar suits in the future, potentially resulting in further deterioration in firearms sales and increasing legal costs.

                  (iii) The possible need to replace Ellett's management information systems at a cost of approximately $3.0 million to $4.0 million and the potential disruption in the effectiveness of these systems that could occur during the replacement process, potentially resulting in a decrease in sales and a decline in the quality of customer service offered by Ellett.

                  (iv) The slowing economy and its potential negative impact on consumer purchases of the outdoor sporting goods distributed by Ellett, potentially reducing sales and earnings.

                           These risks (which the special committee believed to
                  be significant) led the special committee to conclude that any significant improvement in Ellett's results of operations in the foreseeable future was subject to such uncertainty that any increase in the trading price of the common stock was not likely to occur for an indefinite period of time. In light of this conclusion, the special committee viewed the merger transaction offered by the Tuscarora Group at this time at a price well above the weighted average trading price for a number of weeks prior to November 6, 2000 as fair to the unaffiliated shareholders.

         - The oral and written presentations of Dixon Odom to the special committee on March 7, 2001, and the written opinion of Dixon Odom dated March 7, 2001, that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash merger consideration was fair, from a financial point of view, to the unaffiliated shareholders. The special committee considered the written opinion of Dixon Odom to be significant positive support for the special committee's conclusion as to the fairness of the cash merger consideration to the unaffiliated shareholders. The special committee adopted the analyses and findings of Dixon Odom in its determination that the cash merger consideration is fair to the unaffiliated shareholders. See "Opinion of the Special Committee's Financial Advisor." The opinion of Dixon Odom is attached hereto as Appendix B to this proxy statement. The shareholders of Ellett are urged to read this opinion in its entirety.

         - The special committee considered the current trading market for the common stock. In evaluating this factor, the special committee noted that Ellett has approximately 70 shareholders of record, that Ellett's common stock is thinly traded with wide spreads between the bid and asked prices, that Ellett is one of the few, if not the only, potential buyer of any large blocks of common stock, that no research analysts follow Ellett and had not for several years, that the common stock was delisted by the NASDAQ National Market in October 2000 and would be delisted by the NASDAQ SmallCap Market on March 23, 2001. Under these circumstances, the special committee determined that the benefits that Ellett and its shareholders would typically expect to derive from Ellett's status as a public corporation were not being realized and were not likely to be realized in the foreseeable future. As a result, the special committee concluded that the merger would offer the public shareholders an opportunity to receive $3.20 per share in cash for their shares at a time when a sale of any substantial number of shares in the thin trading market for the common stock would almost certainly not result in a comparable price. The special committee believed that negotiating the merger consideration with the Tuscarora Group, with the assistance of an independent financial advisor, provided the public shareholders with a fairer price than they were likely to obtain in the limited trading market for the common stock.

         - In connection with its evaluation of the trading market for the common stock, the special committee also considered the cost to Ellett of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements of the Exchange Act. The special committee was informed by management that the estimated cost was approximately $75,000 annually and that this amount did not include the additional time devoted by management and the board to compliance with the Exchange Act. If the merger is completed, the special committee considered the elimination of these costs and the management time devoted to Exchange Act compliance to be a benefit to Ellett and the Tuscarora Group and a neutral factor in its evaluation of the fairness of the merger to the public shareholders.

         - The fact that the cash merger consideration represents (i) a 38.5% premium over the weighted average price of the common stock of Ellett one week prior to November 6, 2000, the day Ellett publicly announced that the Tuscarora Group had made an offer to the board to acquire the common stock held by the unaffiliated shareholders, (ii) a 40.3% premium over the weighted average price of the common stock two weeks prior to such date and (iii) a 36.8% premium over the weighted average price of the common stock eight weeks prior to such date. These premiums tended, in the view of the special committee, to support the fairness of the cash merger consideration to the unaffiliated shareholders.

         - The efforts of Mr. Rosenthal, from December 1998 through September 2000, to attempt to locate a company interested in a business combination or other strategic transaction with Ellett which yielded no serious interest. This result led the special committee to conclude that a merger transaction with the Tuscarora Group, if it could be achieved at a fair price, offered the unaffiliated shareholders the opportunity to achieve immediate liquidity for their stock at a higher price than they were likely to obtain in the illiquid market for Ellett's shares for an indefinite period of time.

         - The terms and conditions of the merger agreement. In particular, the special committee viewed favorably the fact that the cash merger consideration will result in cash payments to the unaffiliated shareholders, rather than consideration consisting in whole or in part of stock or debt of Holding Company and the fact that the merger agreement contained a limited number of representations and warranties by Ellett and a limited number of conditions to the closing of the merger, thus making consummation of the transaction more likely than one in which the agreement imposed more significant conditions to consummation. The special committee also considered favorably the fact that the merger agreement does not provide for the payment of termination fees or expense reimbursement obligations which could have the effect of discouraging a competing bid by a third party for the entire company or one intended to acquire the minority interest held by the unaffiliated shareholders, and the fact that the special committee and the board, without satisfying any conditions, can withdraw its recommendation to the shareholders regarding the merger. These features of the merger agreement, in the special committee's view, support the fairness of the merger transaction.

         - The special committee's conclusion, based on the course of its negotiations with the Tuscarora Group, that the cash merger consideration was the highest price attainable, particularly in light of the fact that, as discussed below, the Tuscarora Group was unwilling to consider any third party transactions involving the sale of Ellett.

         - The unwillingness of the Tuscarora Group to consider a sale of its shares of Ellett or to engage in other alternative transactions with respect to Ellett (as a result of which the special committee did not solicit third party bids for Ellett). This position of the Tuscarora Group, which the special committee considered to be a negative factor in its evaluation of the fairness of the merger, led the special committee to conclude that there was no opportunity to solicit a competitive bid for Ellett and that either a mutually satisfactory agreement between Ellett and the Tuscarora Group would be reached at a fair price, or the Tuscarora Group's offer would be abandoned.

         - The Tuscarora Group's advice to the special committee, which the special committee assumed to be correct, that the Tuscarora Group was unwilling to increase its offer above $3.20 per share, and, if $3.20 per share was not acceptable to the special committee, the Tuscarora Group would abandon its efforts to acquire the common stock held by the unaffiliated shareholders. The special committee believed that this circumstance indicated that it had negotiated the highest price that could be obtained in its negotiations with the Tuscarora Group. The special committee was also influenced in its decision to accept a price of $3.20 per share by the likelihood that the trading prices for the common stock would fall to the pre-November 6, 2000 level of approximately $2.25, and possibly lower, and that the common stock might trade in that price range for an indefinite period of time thereafter. The special committee believed that this possible result if the Tuscarora Group's offer was withdrawn tended to support the special committee's conclusion as to the fairness of the cash merger consideration to the unaffiliated shareholders.

         - The special committee considered conditioning the merger on the availability of adequate financing to pay the cash merger consideration. However, after several discussions with Mr. Gibson concerning the availability of adequate financing to consummate the merger transaction under Ellett's existing revolving credit facility and receiving assurances from Mr. Gibson that the necessary financing was available under that facility, the special committee determined not to include a financing condition in the merger agreement. The special committee believes it can rely on assurances received from Mr. Gibson regarding the availability of financing and considered that such assurances as a positive factor in evaluating the fairness of the merger transaction to the public shareholders.

         - The availability of dissenters' rights to dissenting shareholders in the merger, which the special committee viewed positively in making its recommendation, inasmuch as any unaffiliated shareholder who believes that the cash merger consideration is unfair may avail himself of this alternative method of determining the "fair value" of his common stock. See "Rights of Dissenting Shareholders."

         The special committee believes that the merger is procedurally fair because:

         - The special committee consisted of disinterested directors appointed to represent the interests of and to negotiate on an independent basis with the Tuscarora Group (as if the Tuscarora Group were an unaffiliated third party) on behalf of Ellett and the unaffiliated shareholders.

         - The special committee retained and was advised by independent legal counsel.

         - The special committee retained Dixon Odom, an independent financial advisor, to assist it in evaluating the cash merger consideration.

         - The cash merger consideration and the other terms and conditions of the merger resulted from arms-length negotiations between the special committee and the Tuscarora Group.

         - Although the special committee considered conditioning the merger upon the approval of a majority of the votes entitled to be cast by the unaffiliated shareholders (a "majority of the minority vote"), the special committee determined that in light of the foregoing factors, as well as the availability of dissenters' rights to the public shareholders, the merger is procedurally fair to the public shareholders without a majority of the minority vote.

         In its evaluation of the merger, the special committee was aware of the interests of various members of the board of directors. See "Conflicts of Interest." The special committee believed that all such interests had been fully disclosed and was of the view that none of such disclosed interests should affect its conclusion and recommendations with respect to the merger.

         In light of the number and variety of factors the special committee considered in connection with its evaluation of the merger, the special committee did not quantify or otherwise attempt to assign relative weights to the foregoing factors. The special committee collectively made its determination with respect to the merger agreement based on the unanimous conclusion reached by its members that the merger agreement, in light of the factors that each of them individually considered appropriate, is fair to, and in the best interests of, Ellett and the unaffiliated shareholders.

         THE BOARD

         At a special meeting of the board on March 7, 2000, at which all members were present, the board unanimously approved the merger agreement, concluded that the cash merger consideration is fair to the unaffiliated shareholders and recommended that it be submitted to Ellett's shareholders for approval. In their consideration of the merger agreement, the board adopted the analysis and conclusions of the special committee with respect to the fairness of the merger agreement and believes that the merger agreement and the merger are both procedurally and substantively fair to the unaffiliated shareholders.

         Although all the directors voted in favor of the merger agreement at the March 7, 2001 meeting, Messrs. Stanley and Ricks, who also constituted the special committee, were the only disinterested members of the board. At the meeting, the board was advised by counsel that the approval of the merger agreement by the entire board did not affect the validity of the board's action because the merger agreement was also approved by the only two disinterested directors who had been fully apprised at the meeting of the direct or indirect interests in the merger of the other directors.

         The foregoing discussion of the information and factors considered by the special committee and the board is not meant to be exhaustive, but includes all material factors considered by the special committee and the board as part of the determination that the merger and the merger agreement are fair to, and in the best interests of, Ellett and the unaffiliated shareholders. While the special committee and the board adopted the analyses and conclusions of Dixon Odom as described in "Opinion of the Special Committee's Financial Advisor," it also considered all of the factors listed above in making the determination that the merger and the merger agreement are fair to, and in the best interests of, Ellett and the unaffiliated shareholders. Based on the factors described above, the special committee and the board also believe that the merger is procedurally fair to the unaffiliated shareholders. The special committee and the board did not assign relative weights or quantifiable values to positive or negative factors that they considered. Rather, each of the special committee and the board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. However, in the opinion of the special committee and the board, the positive factors set forth above outweighed the negative factors set forth above.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

         Pursuant to a letter agreement dated December 18, 2000 ("Engagement Letter"), the special committee engaged Dixon Odom to act as its financial advisor in connection with the merger transaction proposed by the Tuscarora Group. Pursuant to the terms of the Engagement Letter, Ellett paid Dixon Odom a noncontingent fee of $75,000 for its services. In addition, Ellett agreed to reimburse Dixon Odom for its reasonable out-of-pocket expenses incurred in connection with its engagement.

         Dixon Odom is one of the thirty largest accounting and consulting firms in the United States. As part of its practice, Dixon Odom regularly engages in the valuation of businesses and securities. The special committee retained Dixon Odom primarily on the basis of its experience with mergers and acquisitions and business valuations.

         On March 7, 2001, Dixon Odom delivered a written opinion to the special committee and the board to the effect that, as of that date and subject to the assumptions made, matters considered and limits of the review undertaken by Dixon Odom described in its opinion, the $3.20 per share cash merger consideration to be received by Ellett's unaffiliated shareholders pursuant to the merger agreement is fair, from a financial point of view, to the unaffiliated shareholders.

         The full text of Dixon Odom's written opinion is attached as Appendix B to this proxy statement. The following summary of Dixon Odom's opinion is qualified in its entirety by reference to the full text of the opinion. You should read the full opinion for a complete understanding of the assumptions, considerations and limitations on the review undertaken by Dixon Odom in connection with its preparation of the opinion. Dixon Odom's opinion only advises the special committee and the board concerning the fairness from a financial point of view of the cash merger consideration to be received by the unaffiliated shareholders in the merger. The opinion is not a recommendation to you that you vote for or against the approval of the merger agreement or that you take any other action regarding the merger. Dixon Odom's opinion does not address the likely tax consequences of the merger to any unaffiliated shareholder. Dixon Odom conducted valuation analyses of Ellett's common stock and evaluated the cash merger consideration, but was not asked to and did not recommend a specific per share price to be paid to the unaffiliated shareholders in the merger. No limitations were imposed by Ellett, the special committee or the board on the scope of the investigations made or the procedures followed by Dixon Odom in rendering its opinion.

         In preparing its opinion, Dixon Odom, among other things:

         - Analyzed and researched the nature of Ellett's business and its history from Ellett's inception;

         - Visited Ellett's locations, including its two primary locations, and conducted extensive telephone and on site interviews with Ellett's management;

         - Researched the general economic outlook and market conditions that are relevant to Ellett's business;

         - Reviewed the book value and financial condition of Ellett at December 31, 2000, and considered whether Ellett has significant goodwill or other intangible value by reviewing, among other items, Ellett's earning and dividend paying capacities;

         - Conducted a review of the relevant geographic and competitive markets in which Ellett operates;

         - Researched actual transactions in Ellett's stock and considered trading volumes for Ellett's common stock;

         - Compared the performance and market price of companies engaged in wholesale distribution or sporting goods whose stocks are actively traded in the public stock markets;

         - Conducted comparisons with similar, non-publicly traded companies, to the extent appropriate, as well as analyses of selected acquisitions and "going private" transactions for public companies;

         -        Reviewed the financial terms of the merger agreement; and

         -        Performed such other analyses as Dixon Odom deemed relevant.

         Dixon Odom did not independently verify any of the information it obtained for purposes of its opinion. Instead, it assumed the accuracy and completeness of all such information. Dixon Odom relied upon assurances by Ellett's management that the information concerning Ellett's prospects reflected the best currently available judgments and estimates of management as to Ellett's likely future financial performance. Dixon Odom did not independently inspect, evaluate or appraise the assets or liabilities of Ellett. Dixon Odom's opinion is based on market, economic, and other conditions as they existed and could be evaluated at the time the opinion was issued. In addition, Dixon Odom was not requested or authorized to solicit, and did not solicit, interest from any party regarding an acquisition of all or any portion of Ellett's common stock or its assets.

         In connection with its opinion, Dixon Odom employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion is a complex process that involves various determinations of the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Dixon Odom's analyses must be considered as a whole, and selecting portions of the analyses or of the summary set forth below, without considering all factors and analyses, would create an incomplete view of the process underlying Dixon Odom's opinion. In arriving at its opinion, Dixon Odom did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. Dixon Odom's analyses resulted in ranges of implied per share values for Ellett's common stock, including implied values that were greater than the cash merger consideration. However, Dixon Odom did not consider that any particular implied value, whether less than or greater than the cash merger consideration, was solely determinative of fairness.

         In performing its analyses, Dixon Odom made numerous assumptions with respect to comparative company performance, general business and economic conditions and other matters, many of which are beyond the control of Ellett. The analyses performed by Dixon Odom do not purport to be an appraisal and are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by Dixon Odom's analyses. No public company that Dixon Odom utilized as a comparison is identical or directly comparable to Ellett, and none of the comparable transactions utilized as a comparison is identical or directly comparable to the merger. Accordingly, a purely mathematical analysis based on such comparable companies or comparable business combinations is not a meaningful method of using the relevant data; rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the share trading or other values of the companies that are being compared.

         In connection with its analyses, Dixon Odom prepared and used estimates and forecasts of Ellett's future operating results through 2005 based on expectations and estimates provided by various members of Ellett's management. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than such analyses. The analyses are inherently subject to uncertainty as they are based on numerous factors or events beyond the control of Ellett. Therefore, future results or actual values may be materially different from those forecast.

         The following is a summary of the material analyses performed by Dixon Odom in connection with rendering its opinion to the special committee and the board. The summary includes information presented in tabular form. In order to understand the financial analyses, the tables should be read together with the accompanying text. Also, for purposes of the financial analyses from which Dixon Odom derived per share values, Dixon Odom assumed that Ellett would be operated by a management team with the ability to achieve the financial results forecasted by Dixon Odom based on the estimates provided to Dixon Odom by Ellett's management. The following summarizes the presentation made by Dixon Odom to the special committee and the board on March 7, 2001.

         LIQUIDATION ANALYSIS. Liquidation value is based on an assumed discontinuance of the entity in question and a related pro-rata distribution of the liquidation proceeds as a measure of the value of the entity. Valuation experts often view this method as producing a minimum value that should be realized upon the sale or buyout of a company. By using this method and a range of scenarios under this method, Dixon Odom arrived at ranges of values for Ellett on a per share basis from $2.39 to $2.66. Dixon Odom calculated these values by taking the historical balance sheet items and multiplying each item by a realization multiple that was reflective of estimated recoverable amounts. The realization percentages were obtained by reviewing the collectibility and liquidity of each class of Ellett's assets and liabilities. For example, cash and cash equivalents were valued at 100% since these items were fully realizable at the stated value. Inventory levels and the potential proceeds that could be generated from those inventories were reduced by approximately 20%. Less significant, yet still material, adjustments were made to reduce accounts receivable to collectible amounts on liquidation, reduce prepaid expenses to refundable amounts, reduce property and equipment, remove intangibles, and reduce accrued expenses. Additionally, the estimated costs for ultimate disposal of the assets and settlement of all obligations were recorded. Finally, deferred income taxes and income tax expense accounts were also adjusted to reflect the tax effects of all of the adjustments. These adjustments were estimated based on a variety of sources, including third party documentation, discussions with members of management, and Dixon Odom's analysis of various company data.

         DISCOUNTED FUTURE CASH FLOW ANALYSIS. Dixon Odom performed a discounted cash flow analysis to estimate the present value of Ellett. The discounted cash flow analysis of Ellett was applied by adding the present value, as of December 31, 2000, of projected free cash flows through 2005 plus the estimated terminal value. Dixon Odom calculated the present value of cash flows using a discount rate of approximately 18.5%. Cash flow is defined as cash flow after tax obligations, working capital needs, debt obligations, and capital expenditures. Dixon Odom's free cash flow analysis yielded a derived equity value for Ellett of $1.80 per share.

         In determining the discount rate, Dixon Odom utilized the build up method of estimating the cost of equity capital. This method separately identifies and quantifies each of the components of risk associated with an investment. The rate used represents the estimated minimum return necessary to cause an investor to invest in assets with financial characteristics similar to that of Ellett. In calculating this rate, Dixon Odom first used the risk free rate of 6.22%, an interest rate reflective of U.S. Government Bonds - Long Term. To that figure, Dixon Odom then added a long-term general equity risk premium as detailed in Stocks Bonds Bills and Inflation: 2000 Yearbook, which was 8.1%. From the same publication, Dixon Odom then added a premium of 2.2%, which estimates the incremental addition for returns of publicly traded stocks smaller than those in the Standard & Poor's 500. Finally, Dixon Odom added 2% to these amounts for the company specific risk, which takes into consideration risk factors related to specific characteristics of Ellett. The sum of these figures was 18.52%, and Dixon Odom rounded to 18.5%.

         GUIDELINE PUBLIC COMPANY ANALYSIS. Dixon Odom's search for similar guideline companies focused on publicly traded entities in the market of recreational goods or sporting goods, especially companies engaged in wholesale distribution. No direct competitor of Ellett is publicly traded, and Dixon Odom was unable to locate directly comparable companies. Dixon Odom initially reviewed over 110 companies, searching for those most comparable to Ellett considering the inherent limitations in such an analysis. Dixon Odom then selected comparable companies possessing general business, operating and financial characteristics similar to those of Ellett. Due to the limitations imposed by the lack of companies that are directly comparable, Dixon Odom reviewed and sorted the acquired data based on company profile, revenues and market capitalization and selected companies that were comparable to Ellett under any of these criteria.

         The first category of sorting and analysis was by company profile. Dixon Odom reviewed each company and compared it to Ellett based on the types of operations. In developing pricing multiples, Dixon Odom utilized the multiples for the companies deemed to have the most similar operations to Ellett. These included the following:

         The Coast Distribution System (wholesale supplier of recreational vehicle and marine parts and accessories)

         Rawlings Sports Goods Co. Inc. (manufacturer of sporting goods products)

         Brass Eagle Incorporated (manufacturer of paint ball products)

         Johnson Outdoors, Inc. (manufacturer of recreational products)

         The next categorization was based on size. Dixon Odom ranked the initial large group of companies by revenues and market capitalization. A multiple was developed by sorting the companies by size based on revenues. Dixon Odom selected companies with stated revenues within a proximate range similar to that of Ellett. The companies within the range of comparability to Ellett included:

             NAME                                         DESCRIPTION                                REVENUES
                                                                                                   (IN MILLIONS)

Hibbett Sporting Good, Inc.     Retailer of full line sporting goods.                                  $199

Hockey Company                  Manufactures hockey, figure and inline skate products and              $199
                                accessories.

Rawlings Sporting Goods Co.     Manufactures baseball, basketball, hockey, softball and football       $175
Inc.                            equipment, licensed MLB, NHL, and NCAA retail products.

Cannondale Corporation          Manufactures high performance bicycles.                                $161

Toymax International Inc.       Manufactures stuffed toys, novelties and consumer electronics.         $151

The Coast Distribution          Wholesale supplier of recreational vehicle and marine parts and        $151
System                          accessories.

Play By Play Toys &             Manufactures stuffed toys, novelties, and consumer electronics.        $147
Novelties

Coastcast Corporation           Manufactures investment-cast titanium and stainless steel golf club    $144
                                heads.

Sportsmans Guide, Inc.          Retail mail order catalog and internet seller of outdoor merchandise   $136

Zindart Ltd.                    Produces and markets high quality die-cast and injection molded        $135
                                collectible products.

Baldwin Piano & Organ           Manufactures high quality keyboard instruments.                        $135
Company

Cybex International             Manufactures strength and cardiovascular fitness equipment.            $131

Radica Games Ltd.               Manufactures line of electronic entertainment devices.                 $114

Sport Supply Group, Inc.        Institutional direct marketer of sports equipment and supplies.        $113

Escalade Incorporated           Manufactures table tennis, pool and other game tables and basketball   $108
                                systems and archery equipment.

4 Kids Entertainment, Inc.      Designs toys, licenses merchandise, plans and buys media and           $104
                                distributes television, movie and music production.


         Within the recreational products group of the consumer cyclical sector, Dixon Odom reviewed companies possessing similar levels of market capitalization. This category, like both of the previous two searches, provided no exact matches to Ellett. A range of market capitalization reasonably above and below Ellett's was reviewed, and the companies within that range included:

                                                                                                  MARKET
             NAME                                      DESCRIPTION                            CAPITALIZATION
                                                                                               (IN MILLIONS)
Sport Supply Group, Inc.         Institutional direct marketer of sports equipment and             $14.6
                                 supplies.

Zindart Ltd.                     Produces and markets die-cast and injection-molded                $14.3
                                 collectible products.

Zapworld.com                     Manufactures and distributes electric vehicles.                   $14.0

Fountain Powerboat Industries    Manufactures various types of boats.                              $12.9

Royal Precision, Inc.            Manufactures and distributes golf club shafts.                    $12.7

Rock Shox Inc.                   Designs, manufactures, and markets high performance               $11.8
                                 bicycle suspension products.

Yifan Communications, Inc.       Creates, designs, develops and assembles interactive              $10.1
                                 electronic game simulators.

Valley Media Inc.                Full-time distributor of prerecorded music and video              $ 8.8
                                 entertainment products.

First Team Sports Inc.           Manufactures and distributes in-line roller skates, ice skates,   $ 7.8
                                 street hockey equipment and related accessory products.

Tribune Company                  Developer of natural motion technology for health and             $ 7.7
                                 fitness equipment.

Baldwin Piano & Organ            Manufactures high quality keyboard instruments.                   $ 7.1
Company

Fotoball USA, Inc.               Designs, develops, manufactures, and markets custom sports        $ 6.7
                                 and non-sports related products.

I2corp.com                       Patents ideas that offer new experiences for the international    $ 6.1
                                 entertainment industry.

Sportsmans Guide Inc.            Retail mail order catalog and internet seller of outdoor          $ 5.0
                                 merchandise direct to consumer.


         The multiples on the guideline company method initially considered included the price to book value, price to revenues, and price to earnings multiples. Methods utilized to compute indications of value derived amounts both above and below the cash merger consideration. All of them, considered in totality, assisted in arriving at the final opinion of financial fairness. The determination of value using the guideline company method was then developed by multiplying the various adjusted pricing multiples obtained from the comparable groups by the factors for Ellett. Dixon Odom also reviewed the calculated multiples to assess their relevance in determining the fairness of the cash merger consideration. This price to book value multiple was selected as the most appropriate because the cost structure and profitability of Ellett significantly varied from that of the most comparable group of companies. As a result, application of other multiples to Ellett yielded widely contradictory indications of value that, in Dixon Odom's opinion, were both above and below the range of reasonableness.

         In its review, Dixon Odom observed price to book value multiples that ranged from .467 to .602, with the different variations of sorting creating multiples consistently within a narrow range, indicating that the stocks of guideline companies tend to trade for amounts less than their book values on a per share basis. Dixon Odom added a premium of 20% to the .467 and .602 multiples to account for an acquisition premium.


         The acquisition premium applied resulted from Dixon Odom's analysis of the data from going private transactions as well as those from the wholesale and distribution sector. Premium data represent amounts paid in excess of the pre-announcement trading price in order to induce the transaction and typically represent a controlling interest in the subject entity. Similarly, Dixon Odom believed that a premium above the indicated price generated under the guideline company method (representing a minority interest) was warranted to further induce such an investment. Dixon Odom's selection of the 20% figure resulted from analysis of industry data and subsequent comparisons to Ellett. Dixon Odom concluded that a premium somewhat below those typically seen in its analysis of industry data would be most applicable to Ellett due to several factors, including the legislative and legal issues faced by Ellett, some uncertainties related to Ellett's management information systems, and continued pressure on the firearm's industry. Based on these factors, among others, Dixon Odom, applied the 20% acquisition premium. Based on these calculations, Dixon Odom derived ranges of value for Ellett on a per share basis between $3.36 and $4.33.



         ACQUIRED COMPANY METHOD. The acquired company method yields an indicated value by comparing transactions of companies that have either been purchased, sold, or merged in recent years by applying pricing multiples and acquisition premiums (calculated as the excess amount offered over the previous trading price) developed from those transactions. Dixon Odom calculated per share estimates of value based on two separate Dixon Odom sources of data, one being the price to earnings ratio based on the offering amount; and the second being the premium of the price offered over the trading price. Dixon Odom, in its discussions of going private transactions and of wholesale and distribution companies, described separate indications of value based on these two distinct methodologies. For example, in applying the premium data, Dixon Odom utilized the recent trading price of Ellett in determining an estimate of value. Furthermore, in applying the data related to the price to earnings ratio offered in relevant transactions, Dixon Odom utilized recent earnings of Ellett in determining an indication of value. In summary, Dixon Odom utilized the recent trading price of Ellett in applying the premium data. In separate, supporting calculations, however, Dixon Odom applied the price to earnings ratio to recent earnings of Ellett.



         Dixon Odom searched the Mergerstat database for transactions over the last ten years of public companies that subsequently engaged in "going private" transactions. The search yielded 253 companies over the last ten years, of which 144 were included in the past two years of published data (1998 and 1999). A summary of the findings follows:

                                                GOING PRIVATE TRANSACTIONS
                                                P/E OFFERED                                    PREMIUM OFFERED
                              AVERAGE             MEDIAN           TRANSACTIONS          AVERAGE             MEDIAN
----------------------  -------------------- ----------------- -------------------- ------------------ -------------------
         1990                   15.5               13.6                 20                34.3%               31.6%
         1991                   13.2               10.7                  9                23.8%               20.0%
         1992                   15.2               12.7                  8                24.8%                8.1%
         1993                   14.8               14.9                  8                34.7%               20.0%
         1994                   24.5               20.2                  3                41.9%               35.0%
         1995                   30.8               17.2                 10                29.8%               19.2%
         1996                   28.9               23.1                 16                34.8%               26.2%
         1997                   23.6               19.9                 35                30.4%               24.5%
         1998                   20.2               17.7                 70                29.1%               20.4%
         1999                   22.3               16.9                 74                38.0%               32.7%
       Average                  20.9               16.7                 25                32.2%               23.8%
        Median                  21.3               17.1                 13                32.4%               22.5%


         Applying the median price to earnings multiples of 21.3 and 17.1 to Ellett yielded estimated values on a per share basis of $2.40 to $3.00.



         Application of the median acquisition premiums to trading prices paid from 1990 through 1999 for companies going private yielded a premium of 32.4%. This provided a value indicator on a per share basis for Ellett of $2.98. Dixon Odom calculated $2.98 by applying the selected premium of 32.4% to the trading price of $2.25 for Ellett. In selecting this price, Dixon Odom chose the closing price of the stock on the last day of trading before the day of the report being issued, which was March 5, 2001. This price had also been the closing price of the stock on the last eight days that the stock had traded, which dated back to February 9, 2001. The average premium for 1999 was 38%, and the median was 32.7%. Dixon Odom selected the median analysis as the more relevant due to its reduction of the impact of unusually high or low transaction premiums with the database. Application of the 1999 median premium yielded a value on a per share basis for Ellett of $2.99. Application of the median for 1990 through 1999 provided a premium of 22.5%, yielding a value for Ellett on a per share basis of $2.76.


         The next search under the acquired company method used by Dixon Odom was of companies that operate as distributors and wholesalers. This Mergerstat search yielded 115 published transactions over the past six years for the offered price to earnings ratio. The average and median were selected for price to earnings ratios of the offers for such companies as follows:

                              ACQUIRED COMPANY DATA

                                            P/E OFFERED
                              AVERAGE       TRANSACTIONS     PREMIUM OFFERED
---------------------------------------------------------------------------------
        1994                    26.6              6               32.2%
        1995                    24.5             12               35.5%
        1996                    18.0             10               46.7%
        1997                    24.7             20               34.9%
        1998                    22.8             38               39.4%
        1999                    20.8             29               39.8%

       Average                  22.9             19               38.1%
       Median                   23.7             16               37.5%


         Applying the price to earnings multiples of 22.9 and 23.7 to Ellett, Dixon Odom derived estimated values on a per share basis of $3.21 to $3.32. A review of the average acquisition premiums for acquired companies by industry segment was also deemed relevant by Dixon Odom. From 1994 through 1999, the average of the annual premiums was 38.1% and the median was 37.5%. Application of these premiums to Ellett's trading price of $2.25 resulted in indicated per share values of $3.11 and $3.09, respectively. Dixon Odom noted acquisition premiums for the ten-year period from a low of 8.1% (median premium in 1992 based on eight transactions) to a high of 41.9% (average premium in 1994 based on three transactions). Application of these premiums to the price of $2.25 for Ellett resulted in indications of value of $2.43 to $3.19, respectively. Dixon Odom noted premiums for the six-year period ranged from a low of 32.2% (premium in 1994 based on six transactions) to a high of 46.7% (premium in 1996 based on ten transactions). Application of these premiums to the trading price of $2.25 for Ellett results in indications of value of $2.97 and $3.30, respectively.


         Of the companies in the wholesale and distribution category, approximately 200 made announcements in 1999 about merger or acquisition activity. Only 29 in this industry provided information shown in the above study. Included in the companies making such announcements were the following companies with a SIC code similar to Ellett:

         Albouy Distribution                   Cortz, Inc.
         Archery Center International          Garden Leisure Products
         Benson Pump Company                   Les Agences Claude Merchand, Inc.
         Black (Larry) Sporting Goods, Inc.    Pro's Edge Wholesale, Inc.




One of the companies shown above, Archery Center International, was purchased by Ellett in October 1999.

         OTHER ANALYSES PERFORMED AND FACTORS CONSIDERED. Dixon Odom reviewed Ellett's historical stock price and trading volume, trading volumes at different stock prices and the weighted average stock price for different periods of time. Dixon Odom also reviewed the historical trading volume of comparable companies. Dixon Odom compared the cash merger consideration to Ellett's pre-merger stock price and estimated volume-weighted average stock price, calculating the premium of the cash merger consideration to each as follows:

         - Approximately a 28% premium to Ellett's estimated weighted average stock price for the month prior to the public announcement of the initial proposal by the Tuscarora Group on November 6, 2000;



         - Approximately a 32% premium to Ellett's estimated weighted average stock price for the fourth quarter ended December 31, 2000; and



         - Approximately a 26% premium to Ellett's estimated weighted average stock price for the third and fourth quarter ended December 31, 2000.



         Dixon Odom compared the price being offered to the historical price for Ellett since it began trading publicly. Dixon Odom chose more recent periods as comparative points because Dixon Odom believed that the most recent price was more relevant than prior dates. This belief was based on the fact that more distant dates in the past did not reflect many of the operating and market conditions currently faced by Ellett and its industry. Also, Ellett's stock over the last two years had been delisted from the Nasdaq National Market to the Nasdaq SmallCap Market, and the Company had been notified that its stock would be delisted from that trading market as well. Dixon Odom believed that these changes in market liquidity for Ellett's stock were more reflective of fair trading prices than more distant periods.


         Dixon Odom utilized estimated volume-weighted average stock prices in order to consider the differences in daily trading volumes in Ellett's stock in analyzing the historical prices of the stock. The implied per share values derived from this analysis did not take into account all of the transaction expenses that are likely to be incurred in an acquisition of Ellett because the level of such expenses is subject to considerable variation depending on the nature of the purchaser and the structure of the transaction.


         PRELIMINARY ASSESSMENT OF THE FINANCIAL ADVISOR. On February 20, 2001, Dixon Odom presented the special committee with a preliminary assessment of the fairness of the proposed merger price. This report consisted of oral explanations by representatives of Dixon Odom of its procedures and methodologies. This preliminary assessment was based upon information provided to it by Ellett. Accordingly, it did not involve a complete due diligence examination of Ellett or other procedures that are customarily involved in fairness opinions or similar evaluations.



         Based on analysis performed subsequent to the preliminary assessment, Dixon Odom reported to the special committee that it had evaluated Ellett using four methods of analysis:


         -        analysis of liquidation value

         -        publicly-traded comparable companies;

         -        analysis of comparable mergers and acquisitions; and

         - discounted cash flow analysis using historical and projected financial information.


         In its analysis of a potential liquidation scenario, Dixon Odom reviewed each category of assets and liabilities for ultimate realization and anticipated payouts, respectively. Dixon Odom also considered relevant income tax consequences of this hypothetical transaction. This analysis was considered relevant by Dixon Odom as an alternate course of action for Ellett. Ellett fully intends to continue operating as a going concern, but Dixon Odom stated that a range of $2.39 to $2.66 per share value could serve as a reasonable floor of value from a fairness perspective.

         In connection with its discounted cash flow analysis, Dixon Odom relied upon the expectations provided by various members of management of Ellett. Using the projection based on these expectations, Dixon Odom estimated Ellett's free cash flow (that is, cash flow after income taxes, capital expenditures, debt obligations, and net changes in working capital) over the five-year period ending December 31, 2005. It then studied a range of discount rates and multiples of free cash flow to arrive at an equity value in current terms. Ultimately, Dixon Odom arrived at a discount rate of approximately 18.5 percent as the most reasonable. A multiple of six times estimated operating net cash flow to compute a terminal value was selected based on reviewing comparable public companies. Employing these criteria, Dixon Odom arrived at a equity value per share of approximately $1.80.

         In its analysis of publicly-traded comparable companies, Dixon Odom noted that no major competitors of Ellett are publicly traded. Despite this limitation, the study of publicly-traded companies is a common exercise in such engagements.

         Dixon Odom searched the relevant SIC Codes, including SIC 5091, which is described as Wholesale Trade - Sporting and Recreational Goods and Supplies, for comparable companies. Dixon Odom studied companies in the recreational products industry of the consumer cyclical sector, identifying over 100 companies, and Dixon Odom studied these companies, as well as those identified through its search of public filings.


         Dixon Odom analyzed the public filings of companies that had characteristics similar to Ellett based on business profile, revenue size, and market capitalization. Dixon Odom then calculated commonly used industry multiples for these companies based on the latest twelve months of financial statements. Based on its review of these multiples, the price to book value multiple was deemed to be the most relevant. This analysis indicated an equity valuation on a per share basis for Ellett ranging from $3.36 to $4.33.


         In the acquired company analysis, Dixon Odom studied both the price to earnings multiple of offers to purchase companies as well as the premium of the offering price over the trading price prior to the announcement. This was studied for transactions involving companies that were going private and transactions involving companies in the wholesale and distribution sector.


         The offering price to earnings multiple ranged from a low of 10.7 to a high of 30.8, but both the median and average of the data for the last ten years were between approximately 17 and 21. The application of such data provided ranges of values on a per share basis for Ellett of $2.40 and $3.00. Ranges of premiums paid over trading price were primarily from 22% to 33%, and application of such premiums indicated ranges on a per share basis for Ellett of approximately $2.76 to $2.99.



         Similar applications of data for companies engaged in wholesale and distribution revealed price to earnings multiples of 23 to 24, based on the last six years of published data. The application of these multiples created ranges of value on a per share basis for Ellett of $3.21 to $3.32. Similar premiums of prices paid for this category revealed a per share value for Ellett of approximately $3.11.



         GENERAL OBSERVATIONS REGARDING FINANCIAL ADVISOR'S VALUATION. No one valuation method, whether generating a value indicator above or below Dixon Odom's final opinion, should be viewed as inconsistent with Dixon Odom's opinion of financial fairness. The role of the advisor is to view relevant factors from many perspectives and then reach an opinion as to fairness from a financial point of view. For example, several methods generated value indicators above $3.20; however, no single value indicator can be viewed in isolation from the others. Furthermore, it should be noted that most of the methodologies employed indicated values below $3.20.

         One method yielding a higher value indication than Dixon Odom's final conclusion came from application of the guideline public company methodology. Here a range of $3.36 to $4.33 was generated, which included a 20 percent acquisition premium. Dixon Odom's application of the guideline public company method utilized the price to book value multiple. This multiple, in spite of its limitations, was considered by Dixon Odom as the better choice than either the price to revenue or price to earnings multiples. The cost structure and profitability of Ellett significantly varied from that of the most comparable group of companies. As a result, application of those other available multiples to Ellett yielded widely contradictory indications of value that were both above and below the range of reasonableness.

         However, the book value multiple is also subject to significant limitations in usefulness due to many factors, including the variance in the composition of Ellett's asset base and capital structure compared to the relevant guideline group. Additionally, the publicly traded share prices are based on prospects for growth and profitability and not the asset base that is present. Ellett's performance significantly varied from the market.

         In assessing overall fairness, the book value multiple was deemed the best choice for application under the guideline public company method. Because of its limitations, it was given lesser weight than other market methods in reaching Dixon Odom's opinion of fairness. Dixon Odom believes that an acquisition by a third party would focus on other aspects more heavily, and these aspects are better addressed by other methods.

         Dixon Odom's application of the acquired company method yielded value indicators both above and below Dixon Odom's final conclusion. The range was $2.40 to $3.32 per share. Value indicators under this method, focusing more narrowly on companies operating as distributors and wholesalers, provided a range of $3.11 to $3.32 per share. However, this narrow group of companies had widely divergent product offerings from those of Ellett. Profitability and company size also varied. As a result, the various methods should not be viewed as sole indicators of fairness. As stated earlier, it is the totality of Dixon Odom's analysis, considering all relevant methods, that supports Dixon Odom's opinion.

         AVAILABILITY OF FINANCIAL ADVISOR'S REPORT. A copy of the Dixon Odom's Evaluation Report provided to the special committee and the board has been filed as an exhibit to the Schedule 13E-3. See "Available Information." Such materials are available for inspection and copying at the principal executive offices of Ellett during its regular business hours by any shareholder or any representative of a shareholder who has been so designated in writing. A copy of such materials will be provided to any shareholder or any representative of the shareholder who has been so designated in writing upon written request and at the expense of the requesting shareholder or representative.



         You or any representative you designate in writing may review and copy Dixon Odom's report during regular business hours at our principal offices, located at 267 Columbia Avenue, Chapin, South Carolina. In addition, we will provide you or any representative designated by you with a copy of the report at no cost to you. See "Information Regarding Ellett" and "Incorporation of Documents by Reference".

                              CONFLICTS OF INTEREST


         In considering the recommendation of the board with respect to the merger, shareholders should be aware that Holding Company will own all of the outstanding shares of Ellett following the merger. Holding Company is owned 76.7% by Tuscarora Corporation, 21.7% by EWG Investments, and 1.6% by Tuscarora Marketing. Robert D. Gorham , Jr., our Chairman of the Board, is the majority shareholder and a director of Tuscarora Corporation and is the sole shareholder of Tuscarora Marketing. E. Wayne Gibson, our Secretary and the Chairman of our Executive Committee, is the sole shareholder and President of EWG Investments. He is also the President, a director and a principal shareholder of Tuscarora Corporation, and the President and a director of Tuscarora Marketing. William H. Batchelor, one of our directors, is also a director of Tuscarora Corporation. Immediately following consummation of the merger, current executives of Ellett, including Messrs. Gorham, Gibson, and Joseph F. Murray, Jr. will continue to serve in such roles. It is also anticipated that Mr. Murray will own in the future a yet to be determined percentage of the equity, or option to acquire equity, of Ellett. Other than indirect ownership of all the outstanding capital stock of Ellett following the merger, Messrs. Gorham and Gibson will receive no other economic benefit in connection with the merger. The special committee and the board of directors were aware of these conflicts of interest and considered them among other factors described under "The Recommendation of the special committee and of the Board of Directors."



         Other than ownership of a portion of the outstanding common stock of Ellett by each member of the Tuscarora Group and the proposed merger transaction described in this proxy statement, no material transactions and corporate events have taken place between the members of the Tuscarora Group during the past two years. Except as described in this proxy statement, no other agreements, arrangements or actual or potential conflicts of interests, if any, exist between the members of the Tuscarora Group that would have a material effect on the unaffiliated shareholders.


         The merger agreement requires that Ellett and Holding Company provide indemnification for a period of six years after the Effective Time to its current directors and officers against liabilities (including reasonable attorneys' fees) relating to actions or omissions arising out of their being a director, officer, employee or agent of Ellett at or prior to the time the merger is completed (including the transactions contemplated by the merger agreement).

         Members of the special committee received fees for their service on that committee equal to $200 per hour. Charles V. Ricks received a fee of $6,600, and William H. Stanley received a fee of $12,800 for service on the special committee. In addition, Messrs. Ricks and Stanley each receive $500 per board meeting for serving on the board of directors.

         Mr. Stanley owns 3,700 shares of Ellett common stock. Mr. Ricks does not own any shares of Ellett common stock. Joseph F. Murray, Jr. and William H. Batchelor own 145,918 and 5,000 shares of Ellett common stock, respectively. All of the foregoing shares will, upon completion of the merger, be converted into the right to receive $3.20 per share. Accordingly, upon completion of the merger, the members of the board of directors, other than Messrs. Gorham and Gibson, will receive the following cash payments: Messrs. Stanley, Murray and Batchelor will receive $11,840, $466,938 and $16,000, respectively, for their shares of common stock.

            PURPOSE AND REASONS OF THE TUSCARORA GROUP FOR THE MERGER

         The purpose of the Tuscarora Group, Holding Company and Messrs. Gorham and Gibson for engaging in the merger is to acquire 100% of the ownership of Ellett. The Tuscarora Group believes that as a private company Ellett will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings and perceived bias of the potential litigation and other risks associated with Ellett's substantial reliance on the distribution of firearms. The Tuscarora Group also believes that as a private closely-held corporation, certain business opportunities which analysts and shareholders less familiar with the firearms industry may view as less attractive, will become available alternatives for Ellett. Also, Ellett as a private company will acquire the ability to act quickly, especially when approval is required of the shareholders. As a private company, certain recurring expenses such as the legal and accounting fees for the preparation and distribution of proxy materials and annual reports to shareholders, the preparation and filing with the Securities and Exchange Commission of reports under the securities laws, the expenditure of fees for a transfer agent, as well as the considerable time devoted by executives of Ellett to shareholder and public disclosures will be eliminated. The Tuscarora Group also believes it and its constituent owners will benefit from the possible conversion of Ellett to a more tax efficient entity, such as a limited liability company, that will eliminate a layer of corporate tax that Ellett cannot avoid as a public company.

         The reason the Tuscarora Group submitted its merger proposal on November 6, 2000 was because the members of the Tuscarora Group believed that, as a result of the lack of growth of Ellett's industry, Ellett was unable to meet the changing demands of the public marketplace. Also, several large shareholders had contacted Ellett expressing their strong beliefs that Ellett should be taken private. One very large shareholder had even expressed his dissatisfaction with Ellett's performance, and had indicated that he planned to sell his stock on the open market if Ellett did not go private by year-end. Given the magnitude of his holdings, if he had done so it would almost certainly have reduced the trading price of the Ellett's stock to an all-time low level. Furthermore, the Tuscarora Group recognized that if Ellett continued providing a market for its stock by gradually buying it back, it would ultimately cause the delisting of the stock from Nasdaq thereby further reducing its liquidity. On the other hand, not continuing to provide support for the stock created a significant risk of a decline in the market value to a very low level, which the Tuscarora Group did not think was in the best interests of the unaffiliated shareholders. Under those circumstances, making the merger offer on November 6, 2000 seemed to be the best alternative.

         Other alternatives to the merger proposal such as a potential purchase of the assets of Ellett were not considered because of the potentially adverse tax consequences to Ellett's shareholders. Because no potential buyer other than the Tuscarora Group had ever expressed any substantive interest in purchasing Ellett, the Tuscarora Group also did not consider a sale of its stock of Ellett as a viable alternative to the merger transaction.

          POSITION OF THE TUSCARORA GROUP AS TO FAIRNESS OF THE MERGER

         Messrs. Gorham and Gibson, Holding Company and each member of the Tuscarora Group have considered the analyses and findings of the special committee and the board (described in detail in "Special Factors - Recommendation of the Special Committee and of the Board of Directors") with respect to the fairness of the merger to Ellett's unaffiliated shareholders. As of the date of this proxy statement, Messrs. Gorham and Gibson, Holding Company and each member of the Tuscarora Group adopts the analyses and findings of Dixon Odom, the special committee and the board with respect to the fairness of the merger and believes that the merger is both procedurally and substantively fair to Ellett's unaffiliated shareholders.

Neither Messrs. Gorham and Gibson, Holding Company nor any of the members of the Tuscarora Group makes any recommendation as to how Ellett's shareholders should vote on the merger agreement. The owners of the Tuscarora Group entities have financial interests in the merger and certain members of the management of Ellett have financial and potential financial interests in the merger. See "Conflicts of Interest."

                  CONDUCT OF ELLETT'S BUSINESS AFTER THE MERGER

         The Tuscarora Group is continuing to evaluate Ellett's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. Subject to the foregoing, the Tuscarora Group expects that the day-to-day business and operations of Ellett will be conducted substantially as they currently are being conducted by Ellett. The Tuscarora Group does not currently intend to dispose of any assets of Ellett, other than in the ordinary course of business. Additionally, the Tuscarora Group does not currently contemplate any material change in the composition of Ellett's current management. After the merger, they will hold the same positions in the management of Ellett as they currently hold.

                              EFFECTS OF THE MERGER

         As a result of the merger, the unaffiliated shareholders of Ellett (other than Ellett Acquisition, Inc. and dissenting shareholders) will be entitled to receive $3.20 per share for each share of Ellett common stock. The unaffiliated shareholders will no longer have an opportunity to continue their equity interest in Ellett and therefore will not share in any future earnings or potential growth of Ellett. Several of the officers and directors of Ellett own common stock of Ellett. If the merger is accomplished, their stock of Ellett will be cancelled and converted automatically into the right to receive $3.20 per share, without interest, on the same basis as the other unaffiliated shareholders of Ellett. See "Security Ownership of Certain Beneficial Owners and Management."

         The termination of registration of the common stock under the Exchange Act will eliminate the requirement to provide information to the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable. The cost savings to Ellett as a result of the termination of its obligation to prepare public company reports is estimated to be approximately $75,000 per year.

         The following table compares the actual percentage ownership of Ellett at December 31, 2000 by the Tuscarora Group which owns Ellett Holding and the book value of its shares of Ellett common stock at that date with its indirect percentage equity ownership of Ellett following the merger and the pro forma book value of that interest as if the merger and the borrowing of approximately $4.88 million to finance the merger all were completed on December 31, 2000. The table also compares the amount of Ellett's net losses multiplied by the Tuscarora Group's indirect ownership percentage for the fiscal year ended December 31, 2000 on an actual basis and pro forma as if the merger and the borrowing of approximately $4.88 million to finance the merger all had occurred on the first day of that fiscal year.

                                                                                      (dollars in thousands)
                                                                                    Actual          Pro forma
                                                                                    ------          ---------

         Tuscarora Group's ownership percentage of Ellett(1)                         62.08%            100.0%
         Book value of Tuscarora Group's shares at December 31, 2000(1)            $15,195           $19,344
         2000 net loss multiplied by Tuscarora Group's ownership percentage(1)     $  (204)          $  (329)

         -----------------------
         (1) Includes shares of Ellett common stock held by, or to be held by subsidiaries of, the Tuscarora Group

         The Tuscarora Group, through Holding Company, will own all of the equity interests in Ellett as the surviving corporation of the merger. The Tuscarora Group's indirect ownership in Ellett following the merger involves substantial risk resulting from the limited liquidity of its investment and the substantially increased leverage associated with funding the merger. Nonetheless, if Ellett is able to improve its results of operations and cash flow over the next several years, the Tuscarora Group believes its returns on its investment in Ellett will substantially increase. In addition, if the Tuscarora Group can convert Ellett and Holding Company to a flow-through tax entity (which the Tuscarora Group intends to investigate), a corporate layer of tax can be eliminated increasing returns to the Tuscarora Group compared to Ellett's current corporate structure. See "Forward-Looking Information" and "Financing the Merger".

         The current officers and directors of Ellett will continue in such capacities following the merger. In the current legal environment, Ellett and its officers and directors, as a result of being a privately held business, may be less likely to being named as defendants in potential class action or derivative lawsuits alleging violations of corporate or securities laws. Even if the claim has no merit, establishing a defense can be time-consuming, distracting and expensive.

         The receipt of cash pursuant to the merger will be a taxable transaction. See "Federal Income Tax Consequences."

                             FINANCING OF THE MERGER


         We estimate that a total of approximately $5.18 million will be required to complete the merger, including approximately $4.95 million to pay the merger consideration and $225,000 to pay fees and expenses related to the transaction, of which approximately $150,000 has already been paid. These funds and post-merger working capital are expected to come from the existing revolving credit facility ("Revolver") and cash and cash equivalents of Ellett as follows:


SOURCE OF FUNDS                                                           AMOUNT
---------------                                                           ------

Cash, cash equivalents and short-term investments of Ellett..........  $   250,000
Revolver.............................................................    4,928,468
                                                                       -----------
                                                                       $ 5,178,468


         In 1994, Ellett entered into the Revolver with an affiliate of First Union National Bank of North Carolina, N.A. The Revolver is collateralized by substantially all of Ellett's assets other than real estate. The term of the Revolver ends on July 1, 2002. Borrowings under the Revolver bear interest at a rate equal to, at Ellett's option, the lender's prime rate plus .375%, or 2.25% above the 30 or 90 day LIBOR rate. Combinations of these rates can be used for the various loans which comprise the total outstanding balance. The interest rates of the facility are subject to change based on changes in Ellett's leverage ratio and net income. On July 16, 2001, the interest rate was 6.085%. The Revolver provides Ellett with a revolving line of credit and letters of credit. The revolving line of credit provides loans of up to 70% of the eligible inventories and up to 85% of eligible receivables. The maximum amount, that can currently be outstanding at any time under the Revolver is $40 million. On July 16, 2001, Ellett had approximately $4.9 million available under the Revolver.


         The Revolver contains various covenants which, among other things, limit capital expenditures and limit cash dividends. The Revolver also requires Ellett to meet various minimum financial covenants. As of December 31, 2000, Ellett was in violation of some of these covenants. The lender waived these violations for the fiscal year ended December 31, 2000.


         As of June 30, 2001, Ellett had cash, cash equivalents and short-term investments of approximately $260,000. Based on historic and projected cash-flow trends and projected cash needs for the current year, Ellett believes it will have at least $280,000 in cash, cash equivalents and short-term investments by the Effective Time of the merger. Ellett intends to repay the Revolver from cash generated by Ellett's operations.


                                   THE MERGER

         The merger agreement provides that, subject to conditions listed in the merger agreement, Ellett Acquisition, Inc., a newly-formed South Carolina corporation that is a wholly-owned subsidiary of Holding Company, will merge with and into Ellett, and that following the merger, the separate existence of Ellett Acquisition, Inc. will cease and Ellett will continue as the surviving corporation. As a result of the merger, Ellett will become a wholly-owned subsidiary of Holding Company.

         The terms of and conditions to the merger are contained in the merger agreement which is included in full as Appendix A to this proxy statement and is incorporated by reference. The discussion in this proxy statement of the merger and the summary description of the principal terms of the merger agreement, while complete in all material respects, are subject to and qualified in their entirety by reference to the merger agreement.

         COMBINATION OF CORPORATIONS

         The name of the surviving corporation after the completion of the merger will continue to be "Ellett Brothers, Inc." until it is changed in accordance with applicable law. In addition, upon completion of the merger, the separate corporate existence of Ellett Acquisition, Inc. will cease, and Ellett will be the surviving corporation of the merger, with all assets and liabilities of Ellett and Ellett Acquisition, Inc. that existed immediately prior to the merger.

         Simultaneously with the consummation of the merger, the articles of incorporation of Ellett will be amended and restated to conform to the articles of incorporation of Ellett Acquisition, Inc. However, Ellett's articles of incorporation will be changed to provide that the number of authorized shares of common stock of the surviving corporation will be 10,000. As the proposed amendment to Ellett's articles of incorporation is contained in the merger agreement to be approved by the shareholders, the shareholders of Ellett will not vote on such amendment as a separate matter.

         The bylaws of Ellett will be the bylaws of the surviving corporation until amended in accordance with applicable law, or in accordance with the articles of incorporation of Ellett.

         The directors of Ellett Acquisition, Inc. will, as of the Effective Time, be the directors of Ellett as the surviving corporation. The officers of Ellett immediately prior to the Effective Time will be the initial officers of the surviving corporation.

         CONVERSION OF SECURITIES

         Immediately prior to the Effective Time, Tuscarora Corporation, EWG Investments and Tuscarora Marketing will contribute to Holding Company all of the shares of Ellett common stock owned by Tuscarora Corporation, EWG Investments and Tuscarora Marketing in exchange for common stock of Holding Company. Subsequently, but prior to the Effective Time, Holding Company shall contribute all of such shares of Ellett common stock to Ellett Acquisition, Inc.

         At the Effective Time, subject to the terms, conditions and procedures included in the merger agreement, each share of Ellett common stock issued and outstanding immediately prior to the Effective Time (other than shares held by Ellett Acquisition, Inc. and shares held by dissenting shareholders) will, by virtue of the merger, be converted into the right to receive an amount equal to $3.20 in cash, without interest. Except for the right to receive this $3.20 per share cash merger consideration, from and after the Effective Time, all shares (other than shares held by Ellett Acquisition, Inc. and shares held by dissenting shareholders), by virtue of the merger and without any action on the part of any holder of Ellett common stock, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing shares of Ellett common stock (other than shares held by Ellett Acquisition, Inc. and shares held by dissenting shareholders) will, after the Effective Time, cease to have any rights with respect to the shares of common stock represented by the certificate other than the right to receive the $3.20 per share cash merger consideration upon surrender of the certificate. See "Rights of Dissenting Shareholders."

         At the Effective Time, Ellett will deposit with First Union National Bank (referred to as the "Disbursing Agent") an amount equal to the total cash merger consideration to be paid to the shareholders of Ellett. All such funds will be held in trust for the benefit of Ellett's shareholders.

         Each holder of certificates representing shares of Ellett common stock will surrender his or her certificates to the Disbursing Agent in exchange for the $3.20 per share cash merger consideration. This exchange must be made within six months after the Effective Time.

         No interest will be paid or accrue on the amount payable to any holder of Ellett common stock. For payment to be made to a person other than the registered holder of the certificate surrendered, the registered holder of the certificate must properly endorse the certificate, which must otherwise be in proper form for transfer, all as determined by the Disbursing Agent. Further, the person requesting payment will be required to pay any transfer or other taxes required or the holder may establish to the satisfaction of the Disbursing Agent that these taxes have been paid or that no taxes are due. Six months following the Effective Time, Ellett will be entitled to instruct the Disbursing Agent to deliver to it any funds (including any accrued interest) that have not been disbursed to holders of certificates formerly representing shares of common stock. After that, holders who have not surrendered their share certificates may look to Ellett only as general creditors with respect to their $3.20 per share cash merger consideration. Neither the Disbursing Agent nor any party to the merger agreement will be liable to any holder of certificates formerly representing shares of common stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as described in this paragraph, Ellett will pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares for the cash merger consideration.

         If the merger is consummated, each shareholder who timely and properly asserts his or her statutory dissenters rights in accordance with the requirements of Chapter 13 of the South Carolina Business Corporation Act of 1988, as amended, shall receive the amount Ellett estimates to be the fair value of his or her shares of Ellett, plus interest accrued to the date of payment. See "Rights of Dissenting Shareholders" and Appendix C as to the additional rights of dissenting shareholders.

         Each share of Ellett Acquisition, Inc.'s common stock issued and outstanding immediately prior to the merger will be converted at the Effective Time into one share of common stock of Ellett, as the surviving corporation of the merger.

         CASH-OUT OF ELLETT STOCK OPTIONS

         Outstanding stock options to purchase shares of Ellett will be canceled or terminated as of the Effective Time. All holders of unexercised stock options with an exercise price of less than $3.20 per share will receive from the surviving corporation, with respect to each share that could be purchased under the stock option, an amount equal to the difference between $3.20 and the exercise price of the stock option, less any applicable withholding taxes.

         TRANSFER OF SHARES

         No transfers of shares of Ellett common stock will be made on the stock transfer books at or after the Effective Time. If, after the Effective Time, certificates representing shares of common stock are presented to Ellett, these shares will be canceled and exchanged for the cash merger consideration.

         CONDITIONS

         Each party's respective obligation to effect the merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

         - the merger agreement and the transactions contemplated therein shall have been approved, in the manner required by applicable law by the holders of a majority of the outstanding shares of Ellett common stock entitled to vote thereon;

         - the Secretary of Ellett Acquisition, Inc. shall have certified that the merger agreement and the transactions contemplated therein have been duly adopted by resolutions of Ellett Acquisition, Inc.'s Board of Directors and Holding Company, as the sole shareholder of Ellett Acquisition, Inc.;

         - no court, government or governmental body, agency or instrumentality having or asserting jurisdiction over the parties ("Governmental Authority") shall have enacted, issued, promulgated, enforced, or entered any law or order which is in effect and which has the effect of making illegal or otherwise prohibiting consummation of the merger; and

         - all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the merger shall have been made or obtained, other than the filing of the articles of merger with the South Carolina Secretary of State.

         In addition to the conditions set forth above, the obligations of Ellett to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, unless waived by Ellett:

         -        the representations and warranties of Ellett Acquisition, Inc.
                  and Holding Company in the merger agreement shall be true and correct in all material respects as of the Effective Time as though made at the Effective Time, except those representations and warranties which address matters only as of a particular date which shall remain true and correct as of such date;

         - Ellett Acquisition, Inc. and Holding Company shall have performed in all material respects their agreements contained in the merger agreement required to be performed at or prior to the Effective Time;

         - Ellett shall have received a certificate of the chief executive officer and chief financial officer of Ellett Acquisition, Inc. and Holding Company certifying to the effect of the preceding clauses; and

         - Ellett shall have received all documents reasonably requested relating to the authority of Ellett Acquisition, Inc. and Holding Company to enter into the merger agreement.

         In addition to the conditions set forth above, the obligations of Ellett Acquisition, Inc. and Holding Company to effect the merger are subject to the satisfaction at or prior to the Effective Time, of each of the following conditions, unless waived by Ellett Acquisition, Inc. and Holding Company:

         - the representations and warranties of Ellett contained in the merger agreement and in any certificate delivered by Ellett thereto shall be true and correct in all respects, except where the breach or inaccuracy would not, individually or in the aggregate, have a material adverse effect on Ellett, as of the Effective Time, as though all of such representations and warranties were made by Ellett at the Effective Time, except those representations and warranties which address matters only as of a particular date which shall remain true and correct on such date;

         - Ellett shall have performed in all material respects its agreements contained in the merger agreement required to be performed at or prior to the Effective Time;

         - Ellett Acquisition, Inc. and Holding Company shall have received a certificate of the chief executive officer and the chief financial officer of Ellett certifying, as applicable, to the effect of the preceding clauses;

         - no matter that would reasonably be expected to affect materially and adversely the business condition (financial or otherwise) or results of operations of Ellett shall have occurred;

         - Ellett shall have delivered cancellation instruments of all holders of outstanding options under Ellett's option plans as of the Effective Time; and

         - Ellett Acquisition, Inc. and Holding Company shall have received all documents reasonably requested relating to the authority of Ellett to enter into the merger agreement, all in the form and substance reasonably satisfactory to Ellett Acquisition, Inc. and Holding Company.

         The merger agreement does not provide that the obligations of Ellett and Ellett Acquisition, Inc. to effect the Merger are conditioned upon the availability of adequate financing. However, Ellett and Ellett Acquisitions, Inc. believe that the total of approximately $5.18 million required to complete the merger can be funded from the existing revolving credit facility and cash and cash equivalents of Ellett. See "Financing the Merger."

         REPRESENTATIONS AND WARRANTIES

         Ellett has made representations and warranties in the merger agreement regarding, among other things, its organization and good standing and authority to enter into the merger agreement, its capitalization, its financial statements, the absence of certain changes in the business of Ellett since December 31, 2000, the content and submission of forms and reports required to be filed by Ellett with the Commission, requisite governmental and other consents and approvals, compliance with all applicable laws, absence of litigation to which Ellett is a party, the absence of material violations of laws and obligations, brokers and finders fees, the absence of defaults under its organizational documents and material contracts, and the absence of material undisclosed liabilities. Ellett Acquisition, Inc. and Holding Company have made representations and warranties in the merger agreement regarding, among other things, their organization and good standing and authority to enter into the merger agreement, compliance with all applicable laws, the absence of any filing with or action by any governmental authority, other than the filing of the articles of merger and compliance with requirements of the Commission, no violation of the organizational documents of either Ellett Acquisition, Inc. or Holding Company or any applicable governmental regulation, and the absence of brokers and finders.

         The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger.

         COVENANTS

         Pursuant to the merger agreement, Ellett has agreed that prior to the Effective Time, Ellett shall:

         - conduct business only in the ordinary course substantially consistent with past practice;

         - cause a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting on the approval of the merger agreement and the transactions contemplated therein;

         - cause the appropriate documents to be filed with the Commission in accordance with its requirements and without any untrue statement of material fact or omission of a material fact;

         - permit Ellett Acquisition, Inc., Holding Company and their respective agents access to the books, records and properties of Ellett;

         - notify Ellett Acquisition, Inc. and Holding Company of certain events; and

         The merger agreement also provides that Holding Company and Ellett Acquisition, Inc. shall make no material misstatement of fact or omit a material fact to be used in Ellett's filings with the Commission and shall notify Ellett of certain events.

         The parties to the Merger Agreement covenant to:

         - use their best efforts in consummating the transactions contemplated therein;

         - cooperate with each other in the consummation of the transactions contemplated in the merger agreement;

         -        consult with each other before making any public announcement;
                  and

         - take such further actions as may be necessary to consummate the merger.

         INDEMNIFICATION

         The merger agreement provides that the current directors and officers of Ellett will be indemnified for six years from the Effective Time by Ellett and Holding Company with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under Ellett's articles of incorporation and bylaws in effect on the date of the merger agreement.

          EXPENSES

         The parties have agreed to pay their own costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement. Ellett has agreed to bear the cost incurred in the printing, filing with the Commission and mailing to shareholders this proxy statement and other materials in connection with the special meeting.

         TERMINATION, AMENDMENT AND WAIVER

         At any time prior to the Effective Time, the merger agreement may be terminated by the mutual consent of the parties.

         Any of the parties may terminate the Merger Agreement prior to the Effective Time by written notice to the other parties if:

         -        the merger is not completed by June 30, 2001;

         - approval of the shareholders of Ellett necessary to consummate the merger has not been obtained; or

         - any court of competent jurisdiction or other governmental entity issues an order, decree or ruling or takes any action enjoining, restraining or prohibiting the merger and such order, decree, ruling or action becomes final and nonappealable.

         The merger agreement may be terminated by Ellett Acquisition, Inc. and Holding Company if the special committee withdraws or modifies its approval or recommendation of the merger agreement or the merger at any time prior to the Effective Time.

         Subject to the provisions of applicable law, the merger agreement may be modified or amended, and provisions thereof waived, by written agreement of the parties. However, after approval of the principal terms of the merger agreement by the shareholders of Ellett, no amendment or waiver of a provision may be made which reduces the amount or changes the form of the cash merger consideration to be received by the shareholders or that would adversely affect the shareholders of Ellett unless such amendment or waiver of a provision is approved by the shareholders.

         ACCOUNTING TREATMENT

         The merger will be treated as a purchase business combination for accounting purposes.

         FEES AND EXPENSES

         Ellett will pay costs and fees in connection with the merger, financing and the related transactions, which are estimated to be as follows:

                  EXPENSE OR FEE                                           ESTIMATED AMOUNT
                  --------------                                           ----------------

                  Financial advisory fees and expenses*................         $ 90,000
                  Legal fees to counsel for Ellett*....................           70,000
                  Legal fees to counsel for Special Committee*.........           45,000
                  Disbursement agent's fees............................            3,500
                  Accounting fees*.....................................            2,500
                  Printing and mailing expenses* ......................           10,000
                  Commission filing fees*..............................              991
                  Miscellaneous........................................            3,009
                                                                                --------

                  Total................................................         $225,000

------------------------

* To be paid by Ellett regardless of whether the merger is completed. For a description of fees paid to the members of the special committee, see "Special Factors -- Conflicts of Interest."

                         FEDERAL INCOME TAX CONSEQUENCES


         The following discussion summarizes the material federal income tax considerations relevant to the merger that are generally applicable to holders of Ellett common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Ellett common stock as described in this proxy statement. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.


         The receipt of the $3.20 per share cash merger consideration in the merger by holders of Ellett common stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $3.20 and the holder's cost basis per share in the common stock. This gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, this capital gain will be subject to a maximum federal income tax rate of 20 percent for shares of common stock held for more than 12 months prior to the date of disposition. For shares held less than 12 months the gain or loss will be a short-term capital gain or loss. As a general rule, short-term capital gains are taxed at ordinary income rates.


         A holder of Ellett common stock may be subject to backup withholding at the rate of 31 percent with respect to the merger consideration received, unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholdings rules. To prevent the possibility of backup federal income tax withholding on payments made to certain holders with respect to shares of common stock under the merger, each holder must provide the disbursing agent with his correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Ellett common stock who does not provide Ellett with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Ellett (or its agent) will report to the holders of common stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, that is withheld.

         The foregoing tax discussion is applicable to all shareholders of Ellett and is based upon present law. Each holder of common stock should consult his or her own tax advisor as to the specific tax consequences of the merger to that holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.


                        RIGHTS OF DISSENTING SHAREHOLDERS

         Ellett is a South Carolina corporation and is organized under and governed by the South Carolina Business Corporation Act of 1988 (the "South Carolina Act"). The South Carolina Act governs the rights of dissent of the shareholders of Ellett.

         Pursuant to Section 33-13-101 et. seq. of the South Carolina Act (the text of which is reproduced in full as Appendix C hereto), each shareholder of Ellett is entitled to dissent from and obtain payment of the fair value of his shares in the event of the consummation of the merger on which he is entitled to vote ("Dissenters' Rights"). Shareholders of Ellett have Dissenters' Rights regarding the proposed merger.

         A shareholder of Ellett who wishes to assert his Dissenters' Rights:

                  (1) must give Ellett before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

                  (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by Ellett will not disqualify a shareholder from demanding payment for his shares under the South Carolina Act.

         A shareholder of Ellett who does not satisfy the above requirement is not entitled to payment for his shares pursuant to Dissenter's Rights.

         Shareholders of Ellett, before the vote is taken, must give written notice regarding their desire to assert their Dissenters' Rights to Mr. George
E. Loney, Chief Financial Officer, Ellett Brothers, Inc., 267 Columbia Avenue, Chapin, South Carolina 29036.

         A shareholder's failure to vote against the proposed merger will not in itself constitute a waiver of his appraisal rights. A vote against the proposed merger will not by itself be deemed to satisfy the notice requirements under the South Carolina Act with respect to Dissenter's Rights.

         If the merger is authorized at the special meeting, Ellett will deliver a written dissenters' notice to all Ellett shareholders who satisfied the above requirements regarding asserting Dissenters' Rights. The dissenters' notice will be delivered no later than 10 days after the special meeting and will contain the information described below for dissenters' notices.

         All dissenters' notices to shareholders of Ellett must, in addition to other items;

                  - state where the payment demand must be sent and where certificates for shares of Ellett's common stock must be deposited;

                  - supply a form for demanding payment that includes certain specific information;

                  - set a date by which Ellett must receive the payment demand, which date may not be fewer than 30 days nor more than 60 days after the date the dissenters' notice is delivered and set a date by which certificates must be deposited, which date may not be earlier than 20 days after the demand date; and

                  -        be accompanied by a copy of ss.ss.33-13-101 et.seq.
                           of the South Carolina Act.

         A shareholder who demands payment, deposits his certificates and otherwise complies with terms of the dissenters' notice will retain all other rights as a shareholder of the company until such rights are cancelled or modified by the consummation of the merger.

         A shareholder who does not comply with the requirement that he demand payment and deposit his share certificates where required, each by the date set forth in the dissenters' notice, is not entitled to payment for his shares as a dissenter.

         Except as otherwise provided by law, as soon as the proposed merger is consummated, or upon receipt of a payment demand, Ellett shall pay each dissenting Ellett shareholder who complied with the law the amount Ellett estimates to be the fair value of his shares, plus accrued interest from the effective date of the merger. The payment must be accompanied by certain information, including certain financial information and a statement of Ellett's estimate of the fair value of the shares.

         Ellett may withhold immediate payment from a dissenting shareholder as to any shares of which such dissenting shareholder was not the beneficial owner of the date set forth in the dissenters' notice, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was a beneficial owner on that date.

         A dissenter may reject Ellett's offer of fair value and demand in writing payment of his estimated fair value and interest due, if: (1) the dissenter believes the amount paid or offered is less than the fair value of his shares or that interest due is incorrectly calculated; or (2) Ellett fails to make or offer payment within 60 days after the date for demanding payment. A dissenter waives his right to demand additional payment if he does not notify Ellett of his demand in writing within 30 days after Ellett made or offered payment for his shares. If a demand for payment remains unsettled, Ellett will commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of his shares and accrued interest. If Ellett does not commence the proceedings within the 60 day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

         The court in an appraisal proceeding shall determine all costs of the proceeding. The costs shall be assessed against Ellett unless the court finds the dissenter acted arbitrarily, vexatiously or not in good faith in demanding payment and assesses the dissenter. The court also may assess fees and expenses of counsel and experts for the parties.


         The foregoing is a summary of the material provisions of the law with respect to dissenter' rights and apprises the shareholders of Ellett that such rights exist. Any shareholder of Ellett who intends to or may exercise rights to dissent is encouraged to carefully read sections 33-13-101 et. seq. of the South Carolina Act, attached hereto as Appendix C and incorporated herein by reference. Failure to comply strictly with the statutory procedures in the South Carolina Act may result in the forfeiture of dissenters' rights.



                          INFORMATION REGARDING ELLETT

         Ellett and its subsidiaries is a nationwide marketer and supplier of natural outdoor sporting goods products. Ellett markets and distributes a broad line of products and accessories for hunting and shooting sports, marine, camping, archery, and other related outdoor activities. Ellett's product line, which contains over 60,000 stock-keeping units (SKU's), includes firearms, ammunition, marine electronics, small marine engine replacement parts, electric trolling motors, binoculars, cutlery, archery equipment, leather goods, flashlights, tents, lanterns, sportsmen's gifts, camping accessories, decorative boxes, licensed nostalgia items, and a variety of other natural outdoor sporting goods products. During fiscal years 2000, 1999 and 1998, revenues from sales of firearms and ammunition comprised approximately 46.9%, 52.6% and 50.7%, respectively, of Ellett's revenues. Ellett features such recognized brand names as Remington, Ruger,

Winchester, Daisy, Rocky Shoes and Boots, LaCrosse, Motorguide, Coleman, Rubbermaid, Leupold, Easton, Simmons, Federal, and Eureka.

         In late 1988, Ellett began broadening its product line from primarily hunting and shooting goods to include marine accessories. Ellett's marine accessories business has proven to be a natural extension of Ellett's traditional sporting goods business, with sales increasing from $2.6 million in 1989 to $26.3 million in 2000. In 1994, Ellett formed a new sales group to specifically target archery retailers. The archery group has shown continued growth since its inception, reaching $9.7 million in sales in 2000.

         During 1995, Ellett implemented its acquisition strategy by acquiring assets of entities with products that complement Ellett's existing product lines as well as opening the possibility of new markets or channels of distribution. As a result, substantially all of the assets of Evans Sports, Inc. ("Evans") and Vintage Editions, Inc. ("Vintage") were acquired in April and September 1995, respectively. Evans is a manufacturer of outdoor sporting accessories, specialty closed cell foam cases, and wooden nostalgia boxes. Vintage is a manufacturer of specialty licensed nostalgia products. While their products are similar in nature, they are very distinct in quality and marketing approaches. All of the assets of Evans and Vintage were transferred at the time of each respective purchase to wholly-owned subsidiaries that were incorporated in the State of South Carolina.

         In August 1995, Ellett purchased the accounts receivable and inventory of Safesport Manufacturing Company ("Safesport"), an importer and marketer of outdoor leisure products, specializing in camping accessories and cutlery items. In June 1997, executive management and the Board of Directors of Ellett concluded that the ongoing operation of the Safesport subsidiary was not in the best interest of Ellett and began liquidation. The liquidation process was substantially completed by the fourth quarter of 1997.

         On October 8, 1999, Ellett purchased the assets of Archery Center International, Inc. (ACI) of Monroe, Michigan. ACI is a distributor of archery products. At the time of purchase, all of the assets were transferred to a wholly owned subsidiary that was incorporated in the State of South Carolina.


         More detailed information about us is contained in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, and our Quarterly Report on Form 10-Q for the period ended March 31, 2001, which are incorporated herein by reference.



                     INCORPORATION OF DOCUMENTS BY REFERENCE


         We are incorporating by reference the following documents that we have previously filed with the Commission, copies of which accompany this proxy statement:

         - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000; and

         - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.


         In addition, we are incorporating by reference all documents we file in response to the requirements of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. Accordingly, those documents will be considered a part of this proxy statement from the date they are filed.

         If you would like copies of these documents or the report by Dixon Odom regarding their valuation of Ellett, please contact George E. Loney at Ellett Brothers, Inc., 267 Columbia Avenue, Chapin, South Carolina 29036 or by telephone at (803) 345-3751 or by email at georgloney@ellett.com. We will send these documents to you by first-class mail within one business day after receiving your request. In addition, you may inspect and copy, at Ellett's principal offices during business hours and upon five-business days' notice, the following corporate documents of Ellett: articles of incorporation and all amendments currently in effect, bylaws, minutes of shareholders' meetings, all written communications to shareholders in the past three years, a list of the names and business addresses of the current directors; records of any final action taken by the board of directors or any committee of the board, accounting records and a list of the shareholders of record.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents our selected historical financial data and other operating information for the five fiscal years ended December 31, 2000, which are derived from our audited consolidated financial statements. The consolidated financial statements for the five fiscal years ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent auditors. The data are qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements, related notes and other financial information included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, a copy of which accompanies this proxy statement. Our Form 10-K/A and the financial statements included in our Form 10-K/A are incorporated into this proxy statement by reference.

(In thousands except per share and other data)        2000          1999         1998         1997(3)           1996
----------------------------------------------------------------------------------------------------------------------
Sales                                              $ 157,324      $168,056     $147,130     $ 152,500         $147,666
Income (loss) before income taxes                       (367)        5,612        4,750        (1,353)           2,673
Net income (loss)                                       (329)        3,575        3,012          (815)           1,687
Basic and diluted earnings (loss) per share            (0.08)         0.83         0.61         (0.16)            0.33
Dividends paid per share(1)                             0.16          0.16         0.08          0.08             0.08
Weighted average number of shares outstanding          4,281         4,313        4,955         5,148            5,135
Working capital                                       58,395        50,894       46,538        48,140           55,029
Total assets                                          77,922        72,926       64,769        63,614           73,688
Long-term debt obligations                            43,801        35,596       32,297        33,187           38,472
Shareholders' equity                                  24,477        26,093       22,932        23,336           24,637
Other data:
Number of business units at year end                     120           126          127           139              145
Number of customers served during year(2)             19,500        20,065       20,677        23,800           25,890

(1) Includes quarterly dividends at $0.04 per share paid in March, June, September and December 2000 and 1999, $0.02 per share paid in March, June, September and December 1998, 1997, and 1996.

(2) Due to the potential for errors in elimination of mutual customers between subsidiaries, the numbers for 2000, 1999, 1998, 1997, and 1996 are approximations. Management believes that any differences are insignificant.

(3) In June 1997, executive management and the Board of Directors concluded that ongoing operation of the Safesport Manufacturing Company subsidiary was not in the best interest of Ellett and began liquidation of this subsidiary. The liquidation was substantially concluded by December 31, 1997 with a net after tax loss of $2,276 ($0.44 per share).

                        DIRECTORS AND EXECUTIVE OFFICERS

         JOSEPH F. MURRAY, JR., 51, has served as President and Chief Executive Officer of Ellett since he was hired in April 1991. Prior to joining Ellett, he served for one and a half years as Vice President of Sales and Marketing for Simmons Outdoor Corporation, a major sports optical company specializing in firearm scopes, binoculars, and telescopes. Mr. Murray has over twenty-five years of experience in the telemarketing and sporting goods distribution business, having served prior to 1989 as President and Chief Executive Officer for the last three of his fifteen years with Southern Gun and Tackle Distributors, which at that time was one of the nation's largest sporting goods distributors. He has served in several industry organizations and is past President of the National Association of sporting Goods Wholesalers. Mr. Murray attended the University of Bridgeport in Connecticut. Mr. Murray has been a director of Ellett since June 1993.

         P. DOUGLAS MCMILLAN, 57, joined Ellett Brothers as Executive Vice President on July 1, 1998 and brings years of varied experience in financial and operational positions, including his most recent experience in the distribution industry. Prior to joining Ellett, he served six years as President and Chief Executive Officer of Allison-Erwin Company, a marketing and wholesale distribution company. Prior to working for Allison-Erwin, Mr. McMillan held positions with Blue Bell, Inc., Monsanto Company, Hartmarx, Beatrice Foods Company, and The Tuscarora Corporation. He has over thirty years of increasingly responsible and diverse experience in both public and private companies. Mr. McMillan is a graduate of the University of North Carolina at Chapel Hill.

         GEORGE E. LONEY, 55, joined Ellett Brothers as Chief Financial Officer on April 1, 1998. For the previous seven years, he was Senior Vice President of Finance, Chief Financial Officer and Treasurer for Merchants Inc., a retailer and wholesale distributor in the tire and automotive service industry. Prior to that, Mr. Loney was Executive Vice President and Chief Financial Officer for Dart Drug Stores, Inc. His background includes experience in information systems and warehouse distribution. Mr. Loney is a member of the American Institute of Certified Public Accountants and is a graduate of the University of Dayton with a degree in Accounting.

         ROBERT D. GORHAM, JR., 69, is a private investor and, since 1965, has been the controlling shareholder and a director of The Tuscarora Corporation, a private holding company based in Rocky Mount, North Carolina. Mr. Gorham received his Master's degree in Business Administration from Harvard University. Mr. Gorham has been a director and has served as Chairman of the Board of Directors of Ellett since The Tuscarora Corporation acquired it in 1985.

         E. WAYNE GIBSON, 48, has served as President and a director of The Tuscarora Corporation since 1982 and as President and sole shareholder of EWG Investments, Inc. since 1982. He has served The Tuscarora Corporation in numerous full time positions since 1976, including Chief Financial Officer and Executive Vice President. Mr. Gibson received his Master's Degree in Business Administration from the University of North Carolina at Chapel Hill. Mr. Gibson has been a director and has served as Chairman of the Executive Committee and Secretary of Ellett since The Tuscarora Corporation acquired it in 1985.


         WILLIAM H. BATCHELOR, 70, served as City Manager of the City of Rocky Mount, North Carolina for seventeen years, prior to his retirement on December 31, 1994. He also held that office for ten years prior to 1970. He has served as a director of The Tuscarora Corporation for over twenty-five years and served as its Executive Vice President from 1970 to 1976. Following his retirement as City Manager, he returned to this executive officer position with Tuscarora Corporation. From 1986 until 1998, he served as Chairman of the board of New Southern of Rocky Mount, Inc., a peanut and cotton seed processing company. Mr. Batchelor is a graduate of North Carolina State University. Mr. Batchelor has been a director of Ellett since The Tuscarora Corporation acquired it in 1985.

         CHARLES V. RICKS, 67, is a financial and tax advisor and business consultant to a number of closely held businesses. He also spends a significant amount of his time managing his own business interests, most of which are involved in the retail automobile industry. Mr. Ricks has been a director of Ellett since 1993.

         WILLIAM H. STANLEY, 75, is past President, Chairman, and Chief Executive Officer of Peoples Bank & Trust Co. of Rocky Mount, North Carolina. He served in various capacities for Peoples Bank from 1950 to 1985. Since his retirement from Peoples Bank he has served as a director of Boddie-Noell Restaurant Properties, Inc., a director of Rocky Mount Mills, and Chairman of the Nash County Social Services Board. Mr. Stanley has been a director of Ellett since 1995.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to Ellett regarding the beneficial ownership of the common stock of Ellett as of April 6, 2001. Information is present for (i) shareholders owning more than five percent of our outstanding common stock, (ii) each director, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group. Except as otherwise specified, each of the shareholders named in the table has indicated to Ellett that such shareholder has sole voting and investment power with respect to all shares of our common stock beneficially owned by that shareholder.

NAME                                                                  NUMBER OF SHARES(1)           PERCENT(1)

E. Wayne Gibson(2)
         Chairman of the Executive Committee,
         Secretary and Director ............................               2,616,600(3)                 64.1%

Robert D. Gorham, Jr.(2)
         Chairman of the Board .............................               2,066,600(4)                 50.6%

The Tuscarora Corporation(2) ...............................               1,945,000                    47.6%

EWG Investments, Inc.(2) ...................................                 550,000                    13.5%

Gilder, Gagnon, Howe & Co., L.L.C.(2) ......................                 483,650                    11.8%

Dimensional Fund Advisors Inc.(2) ..........................                 313,200                     7.7%

Joseph F. Murray, Jr.
         President, Chief Executive Officer and Director ...                 145,918                     3.6%

P. Douglas McMillan
         Executive Vice President ..........................                 160,000(5)                  3.9%

George E. Loney
         Chief Financial Officer ...........................                  15,000(6)                    *

William H. Batchelor
         Director ..........................................                   5,000(7)                    *

William H. Stanley
         Director ..........................................                   3,700                       *

Charles V. Ricks
         Director ..........................................                     -0-                      -0-

All directors and executive officers as a group
         (8 persons) .......................................               2,946,218                    72.2%

-------------------------------------------

* Amount represents less than 1.0%

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options currently exercisable or convertible or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the computing the percentage ownership of any other person. Percentage ownership is based on 4,082,968 shares on the Record Date.


(2) The address of E. Wayne Gibson, Robert D. Gorham, Jr., The Tuscarora Corporation and EWG Investments, Inc. is Post Office Box 912, Rocky Mount, North Carolina 27802. The address of Dimension Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The address of Gilder, Gagnon, Howe & Co., L.L.C. is 1775 Broadway, 26th Floor, New York, New York 10019.

(3) Shares reflected as beneficially owned include all shares reflected in the table as beneficially owned by The Tuscarora Corporation and EWG Investments, Inc., 40,000 shares owned by Tuscarora Marketing Group, Inc. and 81,600 shares owned by Tuscarora Foundation, Inc., a charitable foundation of which E. Wayne Gibson is a director and an executive officer. Mr. Gibson is the sole shareholder and President of EWG Investments, Inc.; President, a director and a principal shareholder of The Tuscarora Corporation; and President and a director of Tuscarora Marketing Group, Inc.

(4) Shares reflected as beneficially owned include all shares reflected in the table as beneficially owned by The Tuscarora Corporation, 40,000 shares owned by Tuscarora Marketing Group, Inc. and 81,600 shares owned by Tuscarora Foundation, Inc., a charitable foundation of which Robert D. Gorham Jr. is a director. Mr. Gorham is a majority shareholder and a director of The Tuscarora Corporation, and the sole shareholder and a director of Tuscarora Marketing Group, Inc.

(5) Shares reflected as beneficially owned include 50,000 shares issuable pursuant to a currently exercisable stock option at $10 per share, 50,000 shares issuable pursuant to a currently exercisable stock option at $15 per share, and 40,000 shares issuable pursuant to a restricted stock grant.

(6) Shares reflected as beneficially owned are issuable pursuant to the exercise of a stock option.

(7) Excludes shares beneficially owned by The Tuscarora Corporation and Tuscarora Marketing Group, Inc. Mr. Batchelor is a director of The Tuscarora Corporation and Tuscarora Marketing Group, Inc.

                             RECENT STOCK PURCHASES

         We started to repurchase shares of Ellett common stock in third quarter of 1998 and suspended the repurchases on November 1, 2000. The following table includes the amount of common stock we repurchased, the range of prices per share we paid and the average purchase price per share we paid during each quarterly period presented below.

                                                Fiscal Years Ended December 31.
                            ---------------------------------------------------------------
                                                           1998
                            ---------------------------------------------------------------

                            Number of Shares          Range of Prices       Average Price
                            ----------------          ---------------       -------------

         Third Quarter      525,400                   $ 3.63-$ 3.75             $ 3.72
         Fourth Quarter     265,000                   $ 3.75-$ 4.47             $ 4.23


                            ---------------------------------------------------------------
                                                           1999
                            ---------------------------------------------------------------

                            Number of Shares          Range of Prices       Average Price
                            ----------------          ---------------       -------------
         First Quarter      None
         Second Quarter     None
         Third Quarter      None
         Fourth Quarter     None



                            ---------------------------------------------------------------
                                                           2000
                            ---------------------------------------------------------------

                            Number of Shares          Range of Prices       Average Price
                            ----------------          ---------------       -------------
         First Quarter      None
         Second Quarter     None
         Third Quarter       18,700                   $ 2.94-$ 2.94             $ 2.94
         Fourth Quarter     254,850                   $ 2.26-$ 2.38             $ 2.33

                   MARKET PRICES OF COMMON STOCK AND DIVIDENDS

         Until October 4, 2000, the common stock of Ellett traded on the Nasdaq National Market under the symbol "ELET". During the period of October 4, 2000 until March 23, 2001, the common stock of Ellett traded on the Nasdaq SmallCap Market. On March 23, 2001, the common stock of Ellett was delisted for trading on the Nasdaq SmallCap Market as a consequence of failure to maintain a minimum of two active market makers as required by Marketplace Rule 4310(c)(1). Trading of the common stock of Ellett is currently conducted in the over-the-counter market. The prices set forth below indicate the high and low bid prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported on the Nasdaq SmallCap Market through March 23, 2001 and the over-the-counter market thereafter. The quotations reflect inter-dealer prices without markup, markdown or commission and may not necessary reflect actual transactions.

                  Quarter Ended          High           Low         Dividend
                  --------------         ----        --------       --------

                   March 31, 1999       $ 5.500      $ 4.250          .04
                    June 30, 1999         8.000        3.375          .04
               September 30, 1999         8.375        4.000          .04
                December 31, 1999         6.875        4.750          .04
                   March 31, 2000         7.250        4.813          .04
                    June 30, 2000         6.000        2.875          .04
               September 30, 2000         4.000        2.250          .04
                December 31, 2000         3.000        1.500          .04
                   March 31, 2001         3.125        2.000          -0-


         Ellett did not sell any equity securities during the fiscal year ended December 31, 2000 which were not registered under the Securities Act of 1933. The book value of a share of Ellett common stock as of December 31, 2000 was $5.99. On __________, 2001, the last day prior to printing of this proxy statement on which Ellett's common stock was traded, the closing bid price per share of Ellett common stock as reported by the over-the-counter bulletin board was $__________.


         Under the merger agreement, Ellett has agreed not to pay any dividends on the common stock prior to the completion of the merger.



       INFORMATION REGARDING HOLDING COMPANY AND ELLETT ACQUISITION, INC.

         Holding Company and Ellett Acquisition, Inc. are recently incorporated South Carolina corporations organized by Messrs. Gorham and Gibson for the purpose of effecting the merger. Holding Company and Ellett Acquisition, Inc. have engaged in any business activities except in connection with the merger. The principal executive office of Holding Company is located at Tarrytown Office Plaza, Suite 2442, Sunset Avenue, Rocky Mount, North Carolina 27804, and its telephone number is (252) 443-7041. The principal office of Ellett Acquisition, Inc. is located at 267 Columbia Avenue, Chapin, South Carolina 29036, and its telephone number is (803) 345-3751.

         Neither Holding Company, Ellett Acquisition, Inc., nor any of their respective executive officers, directors or persons controlling Holding Company or Ellett Acquisition, Inc., or any of their respective affiliates has during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

         All information contained in this proxy statement concerning Holding Company or Ellett Acquisition, Inc. and their respective executive officers and directors is based upon statements and representations made by them or their representatives to us or our representatives.


                              INDEPENDENT AUDITORS

         The consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 2000, included in our Annual Report on Form 10-K/A which accompany this proxy statement have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report. A representative of PricewaterhouseCoopers LLP will be at the special meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement if so desired.


                              SHAREHOLDER PROPOSALS

         Ellett's annual meeting of shareholders is normally held in May of each year. When Ellett received the Tuscarora Group's proposal for a proposed merger, management postponed the annual meeting of shareholders. If the proposal to approve the merger is not approved at the special meeting, the annual meeting of shareholders will be held in October 2001. Proposals of shareholders intended to be presented at the annual meeting of shareholders must be submitted, by registered or certified mail, to the attention of Ellett's Secretary at our principal executive offices by June 15, 2001 in order to be considered for inclusion in our proxy statement and form of proxy for the annual meeting. In addition, if a proposal is submitted after that date, proxies will have the authority to vote in their discretion on the proposal. If the merger is completed, the annual meeting of shareholders may be scheduled for another date after the Effective Time.


                                  OTHER MATTERS


         We know of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournment or adjournments thereof, the individuals named in the proxy have the discretion to vote on these other matters according to their best judgment unless the authority to do so is withheld as marked by a shareholder on the proxy.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made as of April 12, 2001, by and among Ellett Holding, Inc., a South Carolina corporation ("Holding"); Ellett Acquisition, Inc., a South Carolina corporation and wholly-owned subsidiary of Holding ("Merger Subsidiary" or "Merger Sub") (Holding and Merger Subsidiary are sometimes referred to collectively as "Buyer"); and Ellett Brothers, Inc., a South Carolina corporation (the "Company").


         WHEREAS:

         A. The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, no par value (the "Company Common Stock"), of which 4,082,968 shares were issued and outstanding as of the close of business on April 6, 2001, and (ii) 5,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), of which no shares were issued and outstanding as of the close of business on April 6, 2001.

         B. Merger Sub will own immediately prior to the Effective Time, 2,535,000 shares of Company Common Stock representing approximately 62.1% of the total issued and outstanding Company Common Stock.

         C. Holding is owned 76.7% by The Tuscarora Corporation (referred to as "Tuscarora"), 21.7% by EWG Investments, Inc. (referred to as "EWGI"), and 1.6% by Tuscarora Marketing Group, Inc. (referred to as "TMGI"). Robert D. Gorham , Jr., the Chairman of the Board of the Company, is the majority shareholder and a director of Tuscarora and is the sole shareholder of TMGI. E. Wayne Gibson, the Secretary and Chairman of the Executive Committee of the Company, is the sole shareholder and President of EWGI. Mr. Gibson is also the President, a director and a principal shareholder of Tuscarora, and the President and a director of TMGI. William H. Batchelor, one of the directors of the Company, is also a director of Tuscarora. Joseph F. Murray, Jr., the President, Chief Executive Officer and a director of the Company, will remain the President, Chief Executive Officer and a director of the Surviving Corporation after the consummation of the Merger.

           D. Because Messrs. Gorham, Gibson, Batchelor and Murray are subject to conflicts of interest in evaluating the Merger, a special committee of the Board of Directors of the Company appointed on November 6, 2000, comprised entirely of directors who are neither members of management of the Company nor affiliated with Buyer or any Affiliate of Buyer (other than the Company) (the "Special Committee") was organized to investigate, consider and evaluate the proposal of Merger Sub to merge with and into the Company. Based in part on the written opinion of Dixon Odom PLLC, the financial advisor to the Special Committee (the "Financial Advisor"), the Special Committee has unanimously determined that the Merger is fair to and in the best interests of the shareholders of the Company other than Buyer (the "Public Shareholders") and has unanimously approved this Agreement and unanimously recommended its approval and adoption by the Board of Directors (the "Board") and by the shareholders of the Company.

           E. The Board, based in part on the recommendation of the Special Committee and the written opinion of the Financial Advisor, has determined that the Merger is fair to and in the best interests of the Public Shareholders and has resolved to approve and adopt this Agreement and its contemplated transactions and subject to the following terms and conditions, to recommend the approval and adoption of this Agreement by the shareholders of the Company.

         F. Holding and Merger Sub have approved the merger of Merger Subsidiary with and into the Company (the "Merger") in accordance with the South Carolina Business Corporation Act of 1988, as amended (the "SCBCA"), and the terms and conditions provided below, pursuant to which each share (other than shares of Company Common Stock held by the Company as treasury stock, shares of Company Common Stock owned by Merger Sub immediately prior to the Effective Time, and shares of Company Common Stock as to which dissenters' rights have been perfected in accordance with the SCBCA) shall be converted into the right to receive the Merger Consideration.

         G. Certain capitalized terms are defined in Section 10.1 hereof.

         NOW, THEREFORE, in consideration of these premises and the mutual covenants, representations, warranties, and agreements herein, the parties agree as follows:



                                    ARTICLE I
                                   THE MERGER


         SECTION 1.1   COMPANY ACTION.

         The Company represents that its Board of Directors, at a meeting called and held, and relying in part on the unanimous recommendation of the Special Committee which recommendation may be withdrawn, modified, or amended by the Special Committee if the Special Committee deems such withdrawal, modification, or amendment necessary in light of its fiduciary obligations to the Company's shareholders after consultation with counsel, has (i) unanimously determined that this Agreement and its contemplated transactions, including the Merger, are fair to and in the best interests of the Public Shareholders, (ii) unanimously approved and adopted this Agreement and its contemplated transactions, including the Merger, and (iii) unanimously resolved to submit and recommend this Agreement and the Merger for approval and adoption by the Company's shareholders.

         SECTION 1.2   THE MERGER.

                  (a) At the Effective Time, Merger Subsidiary will be merged with and into the Company in accordance with Chapter 11 of the SCBCA, the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Corporation.

                  (b) As soon as practicable after satisfaction of all conditions to the Merger, or waiver of conditions to the extent permitted herein, the Company and Merger Subsidiary will file articles of merger ("Articles of Merger") with the Secretary of State of the State of South Carolina and make all other filings or recordings required by the SCBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger are filed with the Secretary of State of the State of South Carolina or at such later time as is specified in the Articles of Merger (the "Effective Time").

                  (c) After the Effective Time, the Surviving Corporation shall possess all the rights, privileges, and powers, and be subject to all of the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as provided under the SCBCA.

         SECTION 1.3   CONVERSION OF SHARES.

         At the Effective Time:

                  (a) Each share of Company Common Stock (a "Share") which is outstanding immediately prior to the Effective Time, except as otherwise provided in Section 1.3(b) or as provided in Section 1.5 with respect to Shares for which dissenters' rights have been perfected, shall be converted into the right to receive $3.20 in cash, without interest (the "Merger Consideration").

                  (b) Each Share held by the Company as treasury stock immediately prior to the Effective Time and each share held by Merger Sub immediately prior to the Effective Time shall be canceled and no payment shall be made for it.

                  (c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         SECTION 1.4   SURRENDER AND PAYMENT.

                  (a) At or before the Effective Time, the Company shall appoint First Union National Bank as agent (the "Exchange Agent"), for the purpose of exchanging certificates representing Shares for the Merger Consideration. At or immediately prior to the Effective Time, Holding shall make a capital contribution to the Company in an amount that, together with funds available to the Company, is sufficient to permit the Company to make the aggregate Merger Consideration available to the Exchange Agent in accordance herewith. At the Effective Time, the Company shall make the aggregate Merger Consideration available to the Exchange Agent for all applicable outstanding Shares to be converted in accordance with Section 1.3(a) hereof. At or promptly following the Effective Time, the Company or Surviving Corporation will send or cause the Exchange Agent to send to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange. This letter of transmittal shall specify that the delivery shall be effected and risk of loss and title shall pass only upon proper delivery of the certificates representing Shares to the Exchange Agent.

                  (b) Each holder of Shares that have been converted into a right to receive Merger Consideration will be entitled to receive the Merger Consideration payable for such holder's Shares upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares. After the Effective Time and until surrendered with the letter of transmittal, each such certificate shall only represent the right to receive Merger Consideration.

                  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate(s) surrendered in exchange, it will be a condition to payment that the certificate(s) surrendered be properly endorsed or otherwise be in proper form for transfer. Additionally, the Person requesting such payment must pay to the Exchange Agent any transfer or other taxes required as a result of payment to a Person other than the registered holder of such Shares, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, no further transfers of Shares will be registered. After the Effective Time, if certificates representing Shares are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

                  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.4(a) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned within one week after the end of the six (6) month period, without further action or request, to the Surviving Corporation, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares. However, neither Buyer nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or an earlier date immediately prior to such time as the amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled to them. Nothing in this section limits the obligations of the Buyer under Section 1.4(a).

         SECTION 1.5   DISSENTING SHARES.

         Notwithstanding Section 1.3, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of this Agreement or consented in writing and who has demanded payment of the fair value of such Shares in accordance with the SCBCA shall not be converted into a right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due in respect of such dissenting Shares pursuant to Chapter 13 of the SCBCA; provided, however, that if the holder of such dissenting Shares shall have failed to perfect or shall have waived, rescinded or otherwise lost (in each such instance, to the reasonable satisfaction of the Surviving Corporation) its status as a "dissenter" pursuant to Chapter 13 of the SCBCA, then such holder shall forfeit the right to dissent from the Merger and such Shares shall be deemed to have been converted into the right to receive the Merger Consideration as of the Effective Time.

         SECTION 1.6  STOCK OPTIONS AND STOCK INCENTIVE PLAN.

         Prior to the Effective Time, the Company shall take all steps necessary to give written notice to each holder of options granted under the Ellett Brothers, Inc. 1996 Stock Incentive Plan (the "Option Plan") that is outstanding that: (i) all such options outstanding as of the Effective Time, whether vested or unvested (collectively the "Options"), shall be cancelled effective as of the Effective Time and (ii) upon the execution and delivery to the Company by such holder of an instrument acknowledging cancellation of all Options held by such holder effective as the Effective Time ("Cancellation Instrument"), the Company shall pay such holder, promptly following the Effective Time, an amount determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Options held by such holder by (b) the number of share such holder could have purchased had such holder exercised such Options in full immediately prior to the Effective Time (assuming all such Options were fully vested, including any unvested Options). The Board or any committee thereof responsible for the administration of the Option Plan shall take any and all action necessary to effectuate matters described in this
Section 1.6 on or before the Effective Time.

         SECTION 1.7   CLOSING.

         Subject to the terms and conditions of this Agreement, the Closing of the Merger (the "Closing") shall take place at the offices of Nexsen Pruet Jacobs & Pollard, LLC at 1441 Main Street, Suite 1500, Columbia, South Carolina 29201, as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Article VIII hereof, or at such other location, time, or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."



                                   ARTICLE II
                            THE SURVIVING CORPORATION


         SECTION 2.1   ARTICLES OF INCORPORATION.

         The articles of incorporation of the Merger Sub in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

         SECTION 2.2   BYLAWS.

         The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

         SECTION 2.3   DIRECTORS AND OFFICERS.

         From and after the Effective Time, until successors are elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Holding and Merger Sub that, except as set forth in the Disclosure Schedule delivered by the Company to Holding prior hereto (the "Disclosure Schedule"), which shall identify exceptions by specific Section references:

         SECTION 3.1  CORPORATE ORGANIZATION.

         The Company and each of its Subsidiaries (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has violated or is in violation of any provision of its charter or bylaws or other organizational documents, as the case may be.

         SECTION 3.2  CAPITALIZATION.

         As of the date of this Agreement, the authorized capital stock of the Company consists in its entirety of (i) 20,000,000 shares of common stock, no par value per share, and (ii) 5,000,000 shares of preferred stock. As of the date of the Agreement, (i) 4,082,968 shares of Company Common Stock were issued and outstanding, (ii) options to acquire 100,000 shares of Company Common Stock were outstanding under the Company Option Plan, and (iii) no shares of preferred stock were issued and outstanding. All of the outstanding shares of capital stock of each of the Company Subsidiaries is owned beneficially and of record by the Company or a Company Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of the Company and each of the Company Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a party or by which any such entity is bound. Except as set forth in Section 1.6 and this Section 3.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party relating to the issued or unissued capital stock, or other interest in, of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, by sale, lease, license or otherwise.

         SECTION 3.3  AUTHORITY RELATIVE TO THIS AGREEMENT.

         The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and, other than the approval of the Company's shareholders as provided in Section 8.1(a) hereof, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Holding and Merger Sub, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

         SECTION 3.4   NO VIOLATION.

         Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated to be performed by it hereby will (i) violate or conflict with any provision of any Laws in effect on the date of this Agreement and applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require the Company or any Company Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on Laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) filings or authorizations required in connection or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the SCBCA and (b) any other filings and approvals expressly contemplated by this Agreement or listed in
Section 3.4 to the Company Disclosure Schedule), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities) other than as listed on Section 3.4 of the Company Disclosure

Schedule, (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Company Permit (as defined below) or other instrument or obligation to which the Company or Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of the Company Subsidiaries, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a Material Adverse Effect and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent the Company from performing any of its obligations under this Agreement and would not have a Material Adverse Effect.

         SECTION 3.5  COMPLIANCE WITH LAWS.

         (a) As of the date of this Agreement, each of the Company and the Company Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "Company Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and are in compliance with all Company Permits and all Laws governing their respective businesses, except where the failure to hold such Company Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

         (b) Except as set forth in Section 3.5 of the Company Disclosure Schedule, no action or proceeding is pending or, to the Company's knowledge, threatened that may result in the suspension, revocation or termination of any the Company Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither the Company nor any Company Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Company Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect.

         SECTION 3.6  LITIGATION.

         As of the date of this Agreement, except as may be disclosed in the Company 10-K (as defined below), reports filed on Forms 10-Q or 8-K for periods subsequent to the period covered by the Company 10-K, in each case filed prior to the date hereof (such reports and filings, including the Company 10-K, collectively, the "the Company Current Reports"), or except as set forth on
Section 3.6 of the Company Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to the Company's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened in writing against the Company or any Company Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to the Company's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.7  FINANCIAL STATEMENTS AND REPORTS.

         The Company will make available to Holding true and complete copies (in each case, as amended) of (i) its Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company 10-K"), as filed with the Securities and Exchange Commission (the "Commission") and (ii) all other reports (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by it with the Commission subsequent to December 31, 2000, if any. The reports referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "the Company SEC Filings." As of the respective times such documents are filed, the Company SEC Filings will comply in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Filings will comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles (as in effect at the filing time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Company Subsidiary is required to file any form, report or other document with the Commission.

         SECTION 3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Other than as disclosed in the Company Current Reports, or otherwise disclosed in this Agreement or in Section 3.8 of the Company Disclosure Schedule, since December 31, 2000 and through the date hereof, the business of the Company and of each of the Company Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on the Company; (ii) any material indebtedness incurred by the Company or any Company Subsidiary for money borrowed; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by the Company or any of the Company Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on the Company; (v) any material change by the Company in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any material revaluation by the Company or any Company Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (vii) any mortgage or pledge of any of the assets or properties of the Company or any Company

Subsidiary or the subjection of any of the assets or properties of the Company or any Company Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (viii) any assumption or guarantee by the Company or a Company Subsidiary of the indebtedness of any person or entity, other than in the ordinary course consistent with past practice.

         SECTION 3.9  NO UNDISCLOSED MATERIAL LIABILITIES.

         Except as disclosed in the Company Current Reports, neither the Company nor any of the Company Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000 (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

         SECTION 3.10  NO DEFAULT.

         Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its articles of incorporation or bylaws or other organizational document, (b) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, the Company Permit or other instrument or obligation to which the Company or Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound or subject to, or (c) any order, writ, injunction, decree or Law applicable to the Company or any of the Company Subsidiaries, except in the case of clauses
(b) and (c) above for defaults or violations which would not have a Material Adverse Effect on the Company.

         SECTION 3.11  FINDERS' AND BROKERS' FEES.

         Except for the Financial Advisor, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of the Company, the Special Committee or any Company Subsidiary who might be entitled to any fee or commission from the Company, Buyer or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company that:

         SECTION 4.1  CORPORATE ORGANIZATION.

         Holding has been duly incorporated and is validly existing and in good standing under the laws of South Carolina. Merger Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of South Carolina. Each has all corporate powers and all material governmental licenses, authorizations, consents, and approvals required to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any material activities other than in connection with or as contemplated by this Agreement.

         SECTION 4.2  CORPORATE AUTHORIZATION.

         The execution, delivery, and performance by Holding and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Holding and Merger Subsidiary and are duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Holding and Merger Subsidiary enforceable against them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

         SECTION 4.3  GOVERNMENTAL AUTHORIZATION.

         The execution, delivery and performance by Holding and Merger Subsidiary of this Agreement and the consummation by Holding and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of Articles of Merger in accordance with the SCBCA and (ii) compliance with any applicable requirements of the Exchange Act.

         SECTION 4.4  NON-CONTRAVENTION.

         The execution, delivery and performance by Holding and Merger Subsidiary of this Agreement and the consummation by Holding and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with organizational documents of Holding or the articles of incorporation or bylaws of Merger Subsidiary, or (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any material provision of Law or Order binding upon or applicable to Holding or Merger Subsidiary.

         SECTION 4.5  FINDERS' AND BROKERS' FEES.

         There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from the Company or any of the Company Subsidiaries if the transactions contemplated by this Agreement are not consummated.


                                    ARTICLE V
                            COVENANTS OF THE COMPANY


         SECTION 5.1  CONDUCT OF THE COMPANY.

         From the date of this Agreement until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and (except for acts in connection with the Merger) shall use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

         SECTION 5.2  SHAREHOLDER MEETING; PROXY MATERIAL.


         The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The directors of the Company, acting in part in reliance upon the unanimous recommendation of the Special Committee, shall submit and recommend to the shareholders of the Company this Agreement and the Merger for approval and adoption. In connection with this meeting, but subject to the terms hereof, the Company (i) will promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will then mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, and will cooperate with Holding to prepare and file the Schedule 13E-3 Transaction Statement required to be filed by the Company and Holding pursuant to Section 13(e) of the Exchange Act (the "Schedule 13E-3"), (ii) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.


         SECTION 5.3  DISCLOSURE DOCUMENTS.

                  (a) Each document required to be filed by the Company with the Commission in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including without limitation the proxy statement of the Company (the "Company Proxy Statement") to be filed with the Commission in connection with the Merger, and any amendments or supplements will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

                  (b) At the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended if applicable will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made. The representations and warranties contained in this Section 5.3(b) will not apply to statements or omissions included in any Company Disclosure Documents (including without limitation the Company Proxy Statement) based upon information furnished to the Company in writing by Buyer specifically for use therein.

         SECTION 5.4  ACCESS TO INFORMATION.

         From the date of this Agreement until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books and records of the Company, will furnish to Buyer, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel, financial advisors, and auditors to cooperate with Buyer in its investigation of the business of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

         SECTION 5.5  NOTICES OF CERTAIN EVENTS.

         The Company shall promptly notify Buyer of:

                  (a) any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                  (b) any notice or other communication received by the Company from any Governmental Authority in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VI
                               COVENANTS OF BUYER

         SECTION 6.1  DIRECTOR AND OFFICER LIABILITY.

         For six years after the Effective Time, each of the Surviving Corporation and Holding shall indemnify and hold harmless the present officers and directors of the Company with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof. The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, the indemnified parties referred to in this Section 6.1 and their heirs and personal representatives, and shall be binding upon Holding and the Surviving Corporation and their respective successors and assigns.

         SECTION 6.2  DISCLOSURE DOCUMENTS.

         The information with respect to Buyer and its Affiliates that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements not misleading in the light of the circumstances under which they were made (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of filing, and at the time of any distribution thereof.

         SECTION 6.3  NOTICES OF CERTAIN EVENTS.

         Buyer shall promptly notify the Company of:

                  (a) any notice or other communication received by Buyer from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                  (b) any notice or other communication received by Buyer from any Governmental Authority in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VII
                       COVENANTS OF BUYER AND THE COMPANY

         SECTION 7.1  BEST EFFORTS.

         Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

         SECTION 7.2  CERTAIN FILINGS.

         The Company and Buyer shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, including without limitation the Company Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 7.3  PUBLIC ANNOUNCEMENTS.

         Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any agreement with Nasdaq, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 7.4  FURTHER ASSURANCES.

         After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver in the name and on behalf of the Company or Merger Subsidiary any deeds, bills of sale, assignments, agreements, certificates, other documents, or assurances and to take and do in the name and on behalf of the Company or Merger Subsidiary any other actions and things they may deem desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation, any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         SECTION 8.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

         The obligations of the Company, Holding, and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

                  (a) this Agreement and the Merger shall have been approved and adopted by a majority of all shares of the Company Common Stock entitled to vote thereon, in accordance with Section 33-11-103 of the SCBCA;

                  (b) such parties shall have received a copy, certified by the Secretary of Merger Subsidiary, of consent resolutions duly adopted (and not subsequently rescinded or modified) by the Board of Directors and sole shareholder of Merger Subsidiary, by the terms of which resolutions such Board of Directors shall have adopted and approved this Agreement and the Merger and recommended the Merger to Holding, as the sole shareholder of Merger Subsidiary, and Holding shall have adopted and approved this Agreement and the Merger;

                  (c) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

                  (d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been obtained, other than the filing of the requisite Articles of Merger with the Secretary of State of South Carolina.

         Section 8.2 Additional Conditions to the Obligations of Buyer and Merger Subsidiary.

         The obligations of Buyer and Merger Subsidiary to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the parties intended to benefit therefrom, to the extent permitted by applicable Law:

                  (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Buyer shall have received a certificate signed by the chief executive officer and the principal financial officer of the Company to the foregoing effect;

                  (b) no Material Adverse Effect shall have occurred;

                  (c) Buyer shall have received or be satisfied that it will receive all consents and approvals contemplated by Section 3.4 of the Company Disclosure Schedule and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent or consents would have a Material Adverse Effect;

                  (d) The Company shall deliver Cancellation Instruments executed by all holders of Options with respect to all outstanding Options as of the Effective Time; and

                  (e) Buyer shall have received all documents it may reasonably request relating to the authority of the Company to enter into this Agreement, all in form and substance reasonably satisfactory to Buyer.

         SECTION 8.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.

         The obligations of the Company to consummate the Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

                  (a) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations required to be performed by them at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and in any certificate delivered by Buyer or Merger Subsidiary pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate signed by the chief executive officer and chief financial officer of each of Holding and Merger Subsidiary to the foregoing effect; and

                  (b) the Company shall have received all documents it may reasonably request relating to the authority of Buyer or Merger Subsidiary to enter into this Agreement, all in form and substance reasonably satisfactory to the Company.

                                   ARTICLE IX
                                   TERMINATION

         Section 9.1  Termination.

         This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

                  (a) by mutual written consent of the Company and Buyer;

                  (b) by either the Company or Buyer, if the Merger has not been consummated by June 30, 2001;

                  (c) by either the Company or Buyer, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Order enjoining Buyer or the Company from consummating the Merger is entered and such Order shall become final and nonappealable;

                  (d) by either the Company or Buyer if this Agreement and the Merger shall fail to be approved and adopted by the shareholders of the Company at the Company Shareholder Meeting called for such purpose, as set forth in Section 8.1(a) above; or

                  (e) by Buyer, if the Special Committee has withdrawn or modified its approval or recommendation of this Agreement or the Merger at any time prior to the Effective Time.

         SECTION 9.2  EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party, except that the agreements contained in Section 10.5 shall survive the termination hereof; provided however, that, except as specifically provided, nothing herein shall relieve any party of liability for any breach of this Agreement.


                                    ARTICLE X
                                  MISCELLANEOUS

         SECTION 10.1  DEFINITIONS.

         As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

         "AGREEMENT" means this Agreement and Plan of Merger, as the same may be supplemented, modified, or amended from time to time.

         "EXPENSES" means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultant and commitment fees and other financing fees and expenses) incurred by Holding, Merger Subsidiary, or the Company, or on behalf of any such party in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, filing, and mailing of the Company Proxy Statement and
Schedule 13E-3, the solicitation of the shareholder approvals, and all other matters related to the consummation of the contemplated transactions.

         "GAAP" means United States generally accepted accounting principles consistently applied.

         "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign, or other governmental or public agency, instrumentality, commission, authority, board, or body, and any court, arbitrator, mediator, or tribunal.

         "LAW" means any code, law, ordinance, regulation, rule, or statute of any Governmental Authority.

         "LIEN" means any security interest, lien, mortgage, deed to secure debt, deed of trust, pledge, charge, conditional sale, or other title retention agreement, or other encumbrance of any kind.

         "MATERIAL ADVERSE EFFECT" means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries considered as a whole.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

         "PERSON" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision, or any agency or instrumentality thereof.

         "SUBSIDIARY" OR "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such other person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "SURVIVING CORPORATION" means the Company as the surviving corporation resulting from the Merger.

         The following terms are defined in the following Sections of this
Agreement:

         TERM                                        SECTION
         ----                                        -------
         "Articles of Merger                         1.2(b)
         "Board"                                     Recital D
         "Buyer"                                     Opening Paragraph
         "Closing"                                   1.7
         "Closing Date"                              1.7
         "Commission"                                3.7
         "Company"                                   Opening Paragraph
         "Company Common Stock"                      Recital A
         "Company Current Reports"                   3.6
         "Company Disclosure Documents"              5.3(a)
         "Company Permits"                           3.5(a)
         "Company Proxy Statement"                   5.3(a)
         "Company SEC Filings"                       3.7
         "Company Shareholder Meeting"               5.2
         "Company Subsidiaries"                      3.1
         "Company 10-K"                              3.7
         "Exchange Act"                              3.4
         "Exchange Agent"                            1.4(a)
         "Effective Time"                            1.2(b)
         "Merger"                                    Recital F
         "Merger Consideration"                      1.3(a)
         "Merger Subsidiary"                         Opening Paragraph
         "Option Plan"                               1.6
         "Preferred Stock"                           Recital A
         "Public Shareholders"                       Recital D
         "SCBCA"                                     Recital F
         "Schedule 13E-3"                            5.2
         "Share"                                     1.3(a)
         "Special Committee"                         Recital D

         SECTION 10.2   NOTICES.

         Unless otherwise specifically provided herein, any notice, demand, request, or other communication herein requested or permitted to be given shall be in writing and may be personally served, sent by overnight courier service, or sent by telecopy with a confirming copy sent by United States first-class mail, each with any postage or delivery charge prepaid. For the purposes hereof, the addresses of the parties (until notice of a change is delivered as provided in this Section) shall be as follows:

If to the Company:                     Ellett Brothers, Inc.
                                       267 Columbia Avenue
                                       P.O. Box 128
                                       Chapin, SC 29036
                                       Attn: Mr. Joseph F. Murray
                                       Fax No: (803) 345-1820

If to Holding or Merger Sub:           Ellett Holding, Inc.
                                       Tarrytown Office Plaza
                                       Post Office Box 912
                                       Rocky Mount, North Carolina 27802
                                       Attn: Mr. E. Wayne Gibson
                                       Fax No.: (252) 443-5383

         Any notice provided hereunder shall be deemed to have been given on the date delivered in person, or on the next business day after deposit with an overnight courier service, or on the date received by telecopy transmissions.

         SECTION 10.3  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties contained herein and in any certificate delivered shall not survive the Effective Time or the termination of this Agreement.

         SECTION 10.4  AMENDMENTS; NO WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; and provided, further, that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Public Shareholders.

                  (b) No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The parties' rights and remedies shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.5  FEES AND EXPENSES.

         All Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expense.

         SECTION 10.6  SUCCESSORS AND ASSIGNS.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Buyer of its obligations under this Agreement or prejudice the rights of shareholders to receive the Merger Consideration for Shares properly surrendered in accordance with Section 1.4. This Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns.

         SECTION 10.7  GOVERNING LAW.

         Regardless of the place or places where this Agreement may be executed, delivered or consummated, this Agreement shall be governed by and construed in accordance with the Laws of the State of South Carolina, without regard to any applicable conflicts of Laws.

         SECTION 10.8  SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         SECTION 10.9  HEADINGS AND CAPTIONS.

         The headings and captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         SECTION 10.10  INTERPRETATIONS.

         Neither this Agreement nor any uncertainty or ambiguity shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the drafter. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all the parties.

         SECTION 10.11  COUNTERPARTS; EFFECTIVENESS.

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party has received a counterpart signed by all of the other parties.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

COMPANY                                        HOLDING

ELLETT BROTHERS, INC.                          ELLETT HOLDING, INC.


By: /s/ Joseph F. Murray, Jr.                  By: /s/ E. Wayne Gibson
   ---------------------------                    ------------------------------
      Joseph F. Murray, Jr.                         E. Wayne Gibson
Its:  President                                Its: President

                                               MERGER SUBSIDIARY

                                               ELLETT ACQUISITION, INC.


                                               By: /s/ E. Wayne Gibson
                                                  ------------------------------
                                                    E. Wayne Gibson
                                               Its: Secretary

                                                                      APPENDIX B

                           OPINION OF DIXON ODOM PLLC

                                 DIXON ODOM PLLC
                  Certified Public Accountants and Consultants
                          The Park Building - Suite 400
                              2140 Eleventh Avenue,
                              South Birmingham. AL

                                  March 7, 2001

Mr. William H. Stanley, Chairman
Special Committee of the Board of Directors
Ellett Brothers, Inc.
267 Columbia Avenue
Chapin, South Carolina  29036

Gentlemen:

We understand that Ellett Brothers, Inc. (the "Company"), Ellett Holding, Inc. and Ellett Acquisition, Inc. (collectively, the "Buyer") propose to enter into an Agreement and Plan of Merger, the terms of which were approved by the Board of Directors of the Company on March 7, 2001 (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of the outstanding common stock of the Company that is not owned by the Buyer (the "Minority Shares") will be converted into the right to receive $3.20 per share in cash (the "Merger"). We understand that approximately 62% of the outstanding common stock is owned by the Buyer. The terms and conditions of the Merger are set forth in the Merger Agreement.

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, of the cash consideration to be received in the Merger by the holders of the Minority Shares.

In arriving at our opinion set forth below, Dixon Odom PLLC has completed the following tasks:

1. Analyzed and researched the nature of Ellett's business and its history from Ellett's inception;

2. Visited Ellett's locations, including its two primary locations, and conducted extensive telephone and on site interviews with Ellett's management;

3. Researched the general economic outlook and market conditions that are relevant to Ellett's business;

4. Reviewed the book value and financial condition of Ellett at December 31, 2000, and considered whether Ellett has significant goodwill or other intangible value by reviewing, among other items, Ellett's earning and dividend paying capacities;


5. Conducted a review of the relevant geographic and competitive markets in which Ellett operates;

Mr. William H. Stanley, Chairman
March 7, 2001
Page 2



6. Researched actual transactions in Ellett's stock and considered trading volumes for Ellett's common stock;

7. Compared the performance and market prices of companies engaged in wholesale distribution or sporting goods whose stocks are actively traded in the public stock markets;

8. Conducted comparisons with similar, non-publicly traded companies, to the extent appropriate, as well as an analyses of selected acquisitions and "going private" transactions for public companies;

9.       Reviewed the financial terms of the merger agreement; and

10.      Performed such other analyses as we deemed relevant.

In rendering this opinion, Dixon Odom PLLC did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Ellett Brothers, Inc., or the publicly available information regarding other companies with respect to sales and expense expectations provided by management. Dixon Odom has assumed, for purposes of this opinion, that these estimates have been reasonably prepared on a basis reflecting the best available estimates and judgments of management at the time of their preparation.

Dixon Odom PLLC has assumed that all information received is accurate and complete and has further relied on assurances from the management of Ellett Brothers, Inc. that they are not aware of any facts that would make such financial or other information inaccurate, incomplete, or misleading. Dixon Odom PLLC makes no warranty as to the accuracy or reasonableness of such information furnished to us by others.

We have acted as a financial advisor to the Special Committee of the Board of Directors of Ellett Brothers, Inc. in connection with reviewing this proposed transaction and will receive a fee for our services. This fee is not contingent on the results of our findings nor the consummation of the proposed transaction.

Based on our analysis of the factors deemed relevant, and subject to the foregoing factors, it is our opinion that the cash consideration of $3.20 per share to be received by the holders of the Minority Shares pursuant to the Merger Agreement, is fair from a financial point of view to such holders.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and the Board of Directors and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement distributed in connection with the Merger.

                                         Very truly yours,

                                         /S/ DIXON ODOM PLLC
                                         DIXON ODOM PLLC

                                                                      APPENDIX C


                 SOUTH CAROLINA BUSINESS CORPORATION ACT OF 1988


                                   CHAPTER 13.
                               DISSENTERS' RIGHTS

                                   ARTICLE 1.
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

         (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

         (A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

         (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

         (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

         (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

         (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (i) alters or abolishes a preferential right of the shares;

                  (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

         (5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

         (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                   ARTICLE 2.
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

         (a) If proposed corporate action creating dissenters' rights under
Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

         (a) If proposed corporate action creating dissenters' rights under
Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

         (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

         (a) If proposed corporate action creating dissenters' rights under
Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

         (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

             (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

             (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

             (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

             (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

             (5)  be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

         (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

         (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b) The payment must be accompanied by:

             (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

             (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

             (3)  an explanation of how the interest was calculated;

             (4) a statement of the dissenter's right to demand additional payment under Section 33- 13-280; and

             (5)  a copy of this chapter.

SECTION 33-13-260. Failure to take action.

         (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

         (a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33- 13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

             (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

             (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

             (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                   ARTICLE 3.
                          JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

         (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

         (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

         (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

             (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

             (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

         (d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                              ELLETT BROTHERS, INC.


PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, ____________________, 2001 AT THE COMPANY'S OFFICES AT 267 COLUMBIA AVENUE, CHAPIN, SOUTH CAROLINA AT 10:00 A.M. LOCAL TIME.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the above-referenced Special Meeting and appoints each of P. Douglas McMillan and George E. Loney as proxy and attorney-in-fact of the undersigned, each with full power of substitution, to vote all of the shares of common stock of Ellett Brothers, Inc., a South Carolina corporation, held or owned by the undersigned or standing in the name of the undersigned at the Special Meeting of Stockholders of the Company and at any adjournments thereof, and the undersigned hereby instructs said proxies and attorneys to vote as follows:

         1. Approval of the Agreement and Plan of Merger, dated as of April 12, 2001, among Ellett Brothers, Inc., Ellett Holding, Inc., and Ellett Acquisition, Inc. and the merger contemplated by that agreement.


                  FOR [ ]               AGAINST [ ]             ABSTAIN [ ]


DATE:                         , 2001
     -------------------------           ---------------------------------------
                       (Signature)*                  Print Name


        (Please sign exactly as shown on the envelope addressed to you.)


NUMBER OF SHARES:
                  ------------     ---------------------------------------------
                                          (Signature, if held jointly)


* Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.